Exhibit 2.2

STOCK PURCHASE AGREEMENT

BY AND AMONG

TALON INNOVATIONS CORPORATION,

TALON INNOVATIONS HOLDINGS LLC,

ICHOR HOLDINGS, LLC,

AND

THE BUYER GUARANTORS

DATED AS OF NOVEMBER 3, 2017

TABLE OF CONTENTS

Page

Article I DEFINITIONS	1
Section 1.1	Definitions 1
Section 1.2	Other Definitional and Interpretative Provisions 11
Article II PURCHASE AND SALE	12
Section 2.1	Purchase of Shares 12
Section 2.2	Payment of Closing Amounts 12
Section 2.3	Closing Statement; Post-Closing Adjustments to Purchase Price 13
Section 2.4	Closing Transactions 16
Section 2.5	Use of Cash 17
Section 2.6	Minnesota Investment Fund Payout 17
Section 2.7	Tax Withholding 17
Article III CLOSING DELIVERIES	18
Section 3.1	Seller Closing Deliveries 18
Section 3.2	Buyer Closing Deliveries 19
Article IV REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	20
Section 4.1	Organization and Corporate Power; Capitalization 20
Section 4.2	Authorization of Transactions 20
Section 4.3	Subsidiaries 21
Section 4.4	Sufficiency of Assets 21
Section 4.5	Absence of Conflicts 21
Section 4.6	Financial Statements 21
Section 4.7	Absence of Undisclosed Liabilities 22
Section 4.8	Absence of Certain Developments 22
Section 4.9	Real Property 24
Section 4.10	Taxes 25
Section 4.11	Contracts and Commitments 26
Section 4.12	Government Contracts 28
Section 4.13	Proprietary Rights 28
Section 4.14	Litigation; Proceedings 30
Section 4.15	Brokerage 30
Section 4.16	Governmental Licenses and Permits 30
Section 4.17	Employees 30
Section 4.18	Employee Benefit Plans 31
Section 4.19	Insurance 33
Section 4.20	Affiliate Transactions 33
Section 4.21	Compliance with Laws 34
Section 4.22	Powers of Attorney; Guarantees 34
Section 4.23	Environmental Compliance 34

i

Section 4.24	Customer and Supplier Relationships 35
Section 4.25	Inventory 35
Section 4.26	International Trade and Anti-Corruption Matters 36
Section 4.27	NO ADDITIONAL REPRESENTATIONS AND WARRANTIES 36
Article V REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER	37
Section 5.1	Shares 37
Section 5.2	Authorization of Transactions 37
Section 5.3	Absence of Conflicts 37
Section 5.4	Brokerage 37
Section 5.5	Litigation 37
Section 5.6	Governmental Authorities and Consents 38
Section 5.7	NO ADDITIONAL REPRESENTATIONS AND WARRANTIES 38
Article VI REPRESENTATIONS AND WARRANTIES OF BUYER	38
Section 6.1	Organization and Corporate Power 38
Section 6.2	Authorization of Transaction 38
Section 6.3	No Conflicts 39
Section 6.4	Governmental Authorities and Consents 39
Section 6.5	Litigation 39
Section 6.6	Brokerage 39
Section 6.7	Financial Ability to Perform; Solvency 40
Section 6.8	Investigation by Buyer 41
Section 6.9	No Reliance 41
Article VII CLOSING CONDITIONS; TERMINATION	41
Section 7.1	Conditions to Obligations of Buyer 41
Section 7.2	Conditions to Obligations of the Company and the Seller 42
Section 7.3	Termination 43
Article VIII COVENANTS PRIOR TO CLOSING	44
Section 8.1	Affirmative Covenants 44
Section 8.2	Negative Covenants 46
Section 8.3	Exclusivity 48
Section 8.4	Monthly Financial Statements 48
Section 8.5	Antitrust Filings 49
Section 8.6	Directors and Officers Indemnification and Insurance 50
Section 8.7	R&W Policy 51
Section 8.8	280G Cooperation 52
Section 8.9	Debt Financing 52
Section 8.10	Employment Agreements 54
Article IX SURVIVAL AND RELATED MATTERS	55
Section 9.1	Survival 55
Section 9.2	Indemnification 55
Section 9.3	Exclusive Remedy 62

ii

Section 9.4	Escrow Matters 63
Article X ADDITIONAL AGREEMENTS	63
Section 10.1	Tax Matters 63
Section 10.2	Certain Employee Matters 66
Section 10.3	Press Releases and Announcements 67
Section 10.4	Further Transfers 67
Section 10.5	Expenses 67
Section 10.6	Buyer Guaranty 68
Article XI MISCELLANEOUS	69
Section 11.1	Amendment and Waiver 69
Section 11.2	Notices 69
Section 11.3	Binding Agreement; Assignment 70
Section 11.4	Severability 71
Section 11.5	Interpretation; Construction 71
Section 11.6	Captions 72
Section 11.7	Entire Agreement 72
Section 11.8	Counterparts 72
Section 11.9	Governing Law 72
Section 11.10	Parties in Interest 73
Section 11.11	Delivery by Facsimile or Electronic Mail 73
Section 11.12	Releases 74
Section 11.13	No Third-Party Beneficiaries 74
Section 11.14	Specific Performance 75
Section 11.15	Legal Representation 75
Section 11.16	Incorporation of Appendices, Exhibits and Schedules 76
Section 11.17	Debt Financing Source 76

INDEX OF EXHIBITS

Exhibit AForm of Resignation
Exhibit BForm of Escrow Agreement

iii

INDEX OF SCHEDULES

Schedule 10.2	72
Schedule 3.1(a)	24
Schedule 3.1(j)	25
Schedule 4.1(a)	24, 26
Schedule 4.1(b)	26
Schedule 4.1(c)	26
Schedule 4.10	31
Schedule 4.11	28
Schedule 4.11(a)	32
Schedule 4.11(b)	33, 34
Schedule 4.12	28
Schedule 4.13	36
Schedule 4.13(a)	34
Schedule 4.13(b)(i)	34
Schedule 4.13(b)(ii)	34
Schedule 4.13(c)	34
Schedule 4.13(d)	35
Schedule 4.15	36
Schedule 4.16	36
Schedule 4.17(a)	37
Schedule 4.17(b)	37
Schedule 4.18(a)	38
Schedule 4.18(c)	38
Schedule 4.18(d)	38
Schedule 4.18(f)	39
Schedule 4.19	39
Schedule 4.20	39
Schedule 4.21	40
Schedule 4.23	40
Schedule 4.24	41
Schedule 4.25	41, 42
Schedule 4.3	27
Schedule 4.5	27
Schedule 4.6(a)	27
Schedule 4.7	28
Schedule 4.8	28
Schedule 4.9(a)	30
Schedule 4.9(a)-1	30
Schedule 4.9(a)-2	30
Schedule 4.9(c)	30
Schedule 5.1	43
Schedule 5.3	43
Schedule 5.6	44
Schedule 6.4	45
Schedule 7.1(e)	48
Schedule 7.1(f)	48
Schedule 7.2(d)	49
Schedule 8.1	50
Schedule 8.2	52
Schedule 8.2(c)	52
Schedule A	7, 85

4

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 3, 2017, by and among Talon Innovations Corporation, a Minnesota corporation (the “Company”), Talon Innovations Holdings LLC, a Delaware limited liability company (the “Seller”), Ichor Holdings, LLC, a Delaware limited liability company (“Buyer”), and the Affiliates of Buyer listed on Schedule A and which are signatories hereto (each a “Buyer Guarantor” and, all such Buyer Guarantors together with the Buyer, the “Buyer Parties”).  The Company, the Seller and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, the Company engages in custom machining services, primarily in support of the semiconductor industry (the “Business”);

WHEREAS, the Seller owns one hundred percent (100%) of the issued and outstanding share capital of the Company; and

WHEREAS, Buyer desires to acquire from the Seller, and the Seller desires to sell to Buyer all of the issued and outstanding share capital (collectively, the “Shares”) of the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

1.1Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounting Arbitrator” shall have the meaning set forth in Section 2.3(c)(ii).

“Accounting Policies and Principles” means GAAP using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and its Subsidiaries in the preparation of the Latest Financial Statements.

“Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, any direct or indirect acquisition or purchase of all or a substantial portion of the assets of the Company Group, taken as a whole, or all or substantial part of the Company’s equity, other than the transactions contemplated by this Agreement.

“Actions” means any suits, claims, litigations, arbitration proceedings, orders, charges, mediations, complaints, grievances or any investigations, audits by or before any Governmental Authority.

“Actual Fraud” of a Party means the knowing and intentional common law fraud by a Person with respect to contracts as defined under Delaware law.

“Actual Indebtedness” shall have the meaning set forth in Section 2.3(b).

“Actual Transaction Expenses” shall have the meaning set forth in Section 2.3(b).

“Actual Working Capital” shall have the meaning set forth in Section 2.3(b).

“Adjusted Purchase Amount” shall have the meaning set forth in Section 2.3(d)(i).

“Adjustment Escrow Amount” means an amount equal to Two Million Dollars ($2,000,000).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Affordable Care Act” means the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, as amended, and, in each case, all regulations and guidance issued thereunder and relating thereto.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by Law to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Parties” shall have the meaning set forth in Section 9.2(a).

“Cap” shall have the meaning set forth in Section 9.2(a).

“Cash” means the aggregate amount of all unrestricted cash and cash equivalents (including marketable securities, short term investments, liquid instruments, the amount of any received and uncleared checks, wires or drafts, but not including the amount of any issued but uncleared checks, wires or drafts).

“Claims” shall have the meaning set forth in Section 11.12.

“Closing” shall have the meaning set forth in Section 2.4(a).

“Closing Purchase Amount” means an amount in cash equal to (i) the Purchase Price, plus (ii) the Estimated Working Capital Excess, if any, minus (iii) the Estimated Working Capital Deficit, if any, minus (iv) the Estimated Indebtedness, if any, minus (v) the Estimated Transaction Expenses, plus (vi) the Estimated Cash, if any, minus (vii) the Escrow Amount.

“Closing Statement” shall have the meaning set forth in Section 2.3(b).

“Closing Transactions” shall have the meaning set forth in Section 2.4(b).

“COBRA” means Sections 601 et. seq. of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning set forth in the Preamble.

“Company Group” shall mean the Company and its Subsidiaries.

“Company Products” means all product and service offerings of the Company that have since September 4, 2012, been offered for sale, sold, licensed, distributed, or otherwise made available by the Company to third parties in return for consideration.

“Company Proprietary Rights” shall have the meaning set forth in Section 4.13(b).

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of its assets are bound.

“Debt Financing” shall have the meaning set forth in Section 8.9(c).

“Debt Financing Source” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Deductible” shall have the meaning set forth in Section 9.2(a).

“Disclosure Schedules” means the disclosure schedules delivered by the Seller to Buyer pursuant to this Agreement.

“Dispute Notice” shall have the meaning set forth in Section 2.3(c)(ii).

“Dollar” or “$” means U.S. Dollars.

“Employee Benefit Plans” shall have the meaning set forth in Section 4.18(a).

“Environmental Law” means any Law or contractual obligation with a Governmental Authority with respect to pollution, the protection of the environment or human or worker health and safety, including any Law relating to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business, whether or not incorporated, that, together with the Company, is or was, at a relevant time with respect to which an Acquired Company continues to have Liability, treated as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” means the escrow account established by the Escrow Agent to hold the Escrow Amount.

“Estimated Accrued Income Taxes” means the estimated accrued and unpaid Income Taxes of, after taking into account any estimated Tax payments made by, the Company Group as of the Closing Date.

“Escrow Agent” means SunTrust Bank, a Georgia banking corporation.

“Escrow Agreement” means that certain Escrow Agreement in the form attached hereto as Exhibit B.

“Escrow Amount” means, collectively, the Indemnification Escrow Amount and the Adjustment Escrow Amount.

“Escrow Release Date” shall have the meaning set forth in Section 9.4.

“Estimated Cash” shall have the meaning set forth in Section 2.3(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Estimated Indebtedness” shall have the meaning set forth in Section 2.3(a).

“Estimated Transaction Expenses” shall have the meaning set forth in Section 2.3(a).

“Estimated Working Capital” shall have the meaning set forth in Section 2.3(a).

“Estimated Working Capital Deficit” means the excess, if any, of (i) Target Working Capital, over (ii) the Estimated Working Capital.

“Estimated Working Capital Excess” means the excess, if any, of (i) the Estimated Working Capital, over (ii) Target Working Capital.

“Excess Amount” shall have the meaning set forth in Section 2.3(d)(i).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Final Cash” shall have the meaning set forth in Section 2.3(c)(i).

“Final Indebtedness” shall have the meaning set forth in Section 2.3(c)(i).

“Final Transaction Expenses” shall have the meaning set forth in Section 2.3(c)(i).

“Final Working Capital” shall have the meaning set forth in Section 2.3(c)(i).

“Financial Statements” shall have the meaning set forth in Section 4.6.

“Fundamental Representations” shall have the meaning set forth in Section 9.1.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States as promulgated by all relevant accounting authorities.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company and a Governmental Authority or entered into by the Company as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Government Official” shall mean any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) (public or private) of competent jurisdiction.

“Hazardous Materials” means any material, waste or substance (i) for which Liability or standards of conduct may be imposed under any Environmental Law, (ii) that is defined, determined, or identified as hazardous or toxic under, or regulated by, any Environmental

Law, or (iii) the release of which is prohibited or restricted under any Environmental Law, including petroleum and petroleum products and byproducts, polychlorinated biphenyls, asbestos, lead, radiation and toxic mold.

“HSR Act” shall have the meaning set forth in Section 6.4.

“Income Tax” “Income Tax” means any Tax (i) based upon, measured by, or calculated with respect to, net income or net receipts, proceeds or profits, or (ii) based upon, measured by, or calculated with respect to multiple bases (including any corporate, franchise and occupation Tax) if such Tax is primarily based upon, measured by, or calculated with respect to, one or more bases described in clause (i) of this definition.

“Indebtedness” means, without duplication, (i) any obligation for borrowed money, in respect of loans or advances, or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other similar instrument (including any seller notes, deferred purchase price obligations, contingent payment obligations, conditional sale obligations, earnout obligations or similar obligations issued or entered into in connection with an acquisition, but excluding customary consulting, deferred compensation, and indemnification obligations or similar arrangements that are not incurred in connection with indebtedness for borrowed money), (iii) any indebtedness for the deferred purchase price of property or services and conditional sale obligations (other than trade accounts payable) with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of a Person, (v) any Liabilities under leases required under GAAP to be capitalized for which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vi) all interest rate protection agreements (valued on a market quotation basis), (vii) all outstanding checks that will ultimately be funded through a Person’s line of credit or other borrowed money, and (viii) any Estimated Accrued Income Taxes payable by the Company as of the Closing, calculated in accordance with the Accounting Policies and Principles, (ix) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, and (x) all guarantees of such Person in connection with any of the foregoing.  Notwithstanding anything to the contrary contained herein, “Indebtedness” shall not include (x) any amounts included in Transaction Expenses (i.e., there shall be no duplication of any amounts as Indebtedness and Transaction Expenses) or (y) any amounts that are reflected in the Working Capital as a current liability.

“Indemnification Escrow Amount” means an amount equal to Nine Hundred Seventy Five Thousand Dollars ($975,000).

“Indemnified Party” shall have the meaning set forth in Section 9.2(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 9.2(c)(i).

“Insiders” shall have the meaning set forth in Section 4.20.

“IT Systems” shall have the meaning set forth in Section 4.13(e).

“Item of Dispute” shall have the meaning set forth in Section 2.3(c)(ii).

“Knowledge” as used in the phrases “to the Knowledge of the Seller,” “to the Seller’s Knowledge,” “to the Knowledge of the Company,” “to the Company’s Knowledge” or phrases of similar import means the actual knowledge of Greg Olson, Jason Prescott, Marty Dertinger and Michelle Squire.

“Latest Balance Sheet” shall have the meaning set forth in Section 4.6.

“Latest Financial Statements” shall have the meaning set forth in Section 4.6.

“Law” means any applicable federal, state, local or foreign law (including common law), constitution, statute, rule, regulation, ordinance, Permit, order, writ, award (including the award of any arbitrator to the extent enforceable by any Governmental Authority), injunction, judgment, determination or decree of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other liability of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Licenses” shall have the meaning set forth in Section 4.16.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Loss” shall have the meaning set forth in Section 9.2(a).

“Losses” shall have the meaning set forth in Section 9.2(a).

“Management Agreements” shall have the meaning set forth in Section 8.10.

“Material Adverse Effect” means any event, circumstance, state of facts, change or development that has had, or would reasonably be expected to have, a material and adverse effect, change or development upon the business, results of operations, or financial condition of the Company Group taken as a whole; provided, however, that any adverse effect arising from or related to: (a) conditions generally affecting the United States economy or generally affecting one or more industries in which the Company or any of its Subsidiaries operate; (b) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war; (c) financial, banking, or securities markets (including any disruption thereof) and any decline in the price of any security or any market index); (d) changes in GAAP or other accounting standards, in each case, after the date hereof; (e) changes in any Laws after the date hereof; (f) any action taken by a party hereto expressly required by this Agreement or any other Transaction Document; (g) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (h) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or disseminated projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts and circumstances giving rise or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), shall not be taken into account in determining whether a “Material Adverse Effect” has occurred, except, in respect of clauses (a) thorough (e) above, to the extent that such event, occurrence, fact, condition or change has or had a disproportionate effect on the Company Group compared to other participants in the industry in which the Company Group conducts the Business.

“Material Customer” shall have the meaning set forth in Section 4.24.

“Material Supplier” shall have the meaning set forth in Section 4.24.

“Mini-Basket” shall have the meaning set forth in Section 9.2(a).

“Minnesota Investment Fund Payment” means the amount payable to the Company pursuant to Loan Agreement, dated as of July 15, 2016, by and between the Sauk Rapids Housing and Redevelopment Authority, as lender, and Talon Innovations Corporation, as borrower.

“Objection Notice” shall have the meaning set forth in Section 9.2(c)(i).

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Proprietary Rights” means all Proprietary Rights owned or purported to be owned by the Company.

“Parties” shall have the meaning set forth in the Preamble.

“Party” shall have the meaning set forth in the Preamble.

“Permit” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Contest” has the meaning set forth in Section 10.1(e).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 10.1(a).

“Proprietary Rights” means all registered and unregistered intellectual property rights throughout the world, including all of the following items along with all income, royalties, damages, equitable relief and payments due or payable prior to or at the Closing or thereafter (including damages, equitable relief and payments for past, present or future infringements, misappropriations, dilutions, or misuse thereof, the right to sue and recover for past infringements, misappropriations, dilutions or misuse thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world): (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, industrial designs, trade dress, Internet domain names and web sites, logos, topographies, trade names and corporate names, and other indicia of source, together with all goodwill associated therewith; (iii) copyrights, copyrightable works and mask works; (iv) all registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); and (vi) computer software and software systems (including data, source code and object code, databases and related documentation).

“Purchase Price” means One Hundred Thirty Million Dollars ($130,000,000).

“R&W Policy” means that certain representation and warranty insurance policy to be issued by XL Catlin Mergers and Acquisitions Group in favor of the Buyer with a policy limit to be not less than $13,000,000.

“R&W Policy Expenses” means the costs of the R&W Policy, including the premium therefor and underwriting fees, commissions, and Taxes payable in respect thereof.

“Released Parties” shall have the meaning set forth in Section 11.12.

“Reviewed Financial Statements” shall have the meaning set forth in Section 4.6.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including, without limitation, the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), and the United Nations Security Council.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Parties” shall have the meaning set forth in Section 9.2(b).

“Shares” shall have the meaning set forth in the Recitals.

“Shortfall Amount” shall have the meaning set forth in Section 2.3(d)(i).

“Straddle Period” shall have the meaning set forth in Section 10.1(d).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Target Working Capital” means an amount equal to Fifteen Million One Hundred Forty Three Thousand Eight Hundred Sixty One Dollars ($15,143,861).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, escheat, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not.

“Tax Representations” shall have the meaning set forth in Section 9.1.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement, the Escrow Agreement, and any other agreement entered into pursuant hereto to which the Seller and/or the Company is a party; provided that in no event shall any employment agreement, transaction bonus agreement or similar agreement entered into with any employee of the Company or any agreement or document executed to consummate the Debt Financing constitute a Transaction Document hereunder.

“Transaction Expenses” means the aggregate amount of unpaid fees, commissions or expenses that have been incurred on or prior to the Closing on behalf of the Company, the Seller or any of their respective Affiliates, for which the Company Group is liable or for which the Buyer or any of its Affiliates is liable on behalf of the Seller or Company Group as a result of the transactions contemplated by this Agreement or the Transaction Documents, in connection with the preparation, negotiation and execution of this Agreement and/or the consummation or performance of any of the transactions contemplated by this Agreement and the other Transaction Documents or relating to bonuses, wages, vacation accruals, severance and any other outstanding liabilities to the independent contractors and employees of the Company payable as a result of or in connection with the transactions contemplated hereby, and any expenses borne or to be borne by the Company as a result of the consummation transactions contemplated hereby or payments made in respect of any equity incentives or similar arrangements (and, in each case, the employer portion of any payroll, social security, unemployment or similar Tax incurred in connection therewith (without duplication of any Taxes taken into account as Indebtedness)), and any other (i) fees and expenses of any broker, investment banker or financial advisor, (ii) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (iii) severance, stay, retention, sale, change of control or similar payment made or required to be made with respect to any current or former director, officer, employee, contractor, consultant or agent as a result of, or in connection with, this Agreement and the transactions contemplated by this Agreement and the employer portion of payroll, social security, unemployment or similar Taxes relating thereto, (iv) the pro rata portion (based on the number of days of the year elapsed through the Closing Date) of bonuses payable by the Company with respect to the fiscal year ending December 31, 2017, and any Taxes payable by the Company in connection therewith (including the employer portion of any payroll, social security, unemployment or similar Tax imposed on such amounts), solely to the extent not paid prior to the Closing or not accrued for and included in the calculation of Working Capital.  Notwithstanding anything to the contrary contained herein, “Transaction Expenses” shall not include (A) any amounts included in Indebtedness (i.e., there shall be no duplication of any amounts as Indebtedness and Transaction Expenses), (B) any amounts that are reflected in the Working Capital as a current liability or (C)  expenses incurred by the Company Group pursuant to Section 8.9.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988 any or similar state or local Law;

“Working Capital” means the Company’s current assets (excluding cash and Tax assets) less current liabilities (excluding Tax liabilities, Indebtedness and Transaction Expenses), each calculated in accordance with the Accounting Policies and Principles, consistently applied.

1.2Other Definitional and Interpretative Provisions

(a)The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law” or “laws” shall be deemed also to include any and all Laws.  References to “Dollars” and “$” mean U.S. dollars.  Whenever this Agreement refers to a number of days, such shall refer to calendar days, unless such reference is specifically to “Business Days.”

Article II
PURCHASE AND SALE

2.1Purchase of Shares

At the Closing and subject to the terms and conditions of this Agreement, Buyer shall purchase, and the Seller shall sell, convey, assign, transfer and deliver, free and clear of all Liens (other than transfer restrictions under applicable securities Laws), to Buyer, the Shares (the “Purchase”).

2.2Payment of Closing Amounts

On the Closing Date, Buyer shall pay, repay or deliver, as applicable:

(a)the Closing Purchase Amount (by wire transfer in immediately available funds) to the Seller.

(b)all Indebtedness of the Company outstanding as of immediately prior to the Closing and set forth on the Indebtedness Payoff Schedule delivered at Closing and attached hereto.  In order to facilitate such repayment, prior to the Closing, the Seller shall cause the Company to obtain and deliver to Buyer payoff letters for all such Indebtedness, which payoff letters shall be in form and substance reasonably acceptable to Buyer and shall indicate that the lenders of such Indebtedness have agreed to release all Liens in respect of such Indebtedness relating to the assets and properties of the Company upon receipt of the amounts indicated in such payoff letters (the “Payoff Letters”).

(c)the Company’s Transaction Expenses set forth on the Company Transaction Expenses Payment Schedule delivered at Closing and attached hereto, on behalf of the Company, the Seller or their respective Affiliates, as applicable, to the extent unpaid as of immediately prior to the Closing.  In order to facilitate such payment, prior to the Closing, the Seller shall cause the Company to obtain and deliver to Buyer invoices with respect to each such Transaction Expenses that is to be paid by Buyer pursuant to this Section 2.2(c).

(d)the Escrow Amount to the Escrow Agent.

2.3Closing Statement; Post-Closing Adjustments to Purchase Price

(a)Determination of Closing Adjustment.  No later than three (3) Business Days prior to the Closing, the Company shall provide Buyer with a written statement certified by an executive officer of the Company (the “Estimated Closing Statement”) of its good faith estimate of Working Capital as of the close of business on the day prior to the Closing Date (“Estimated Working Capital”), its good faith estimate of the aggregate amount of all Cash of the Company as of the close of business on the day prior to the Closing Date (“Estimated Cash”), its good faith estimate of the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing (“Estimated Indebtedness”), its good faith estimate of the aggregate amount of all Transaction Expenses that will be unpaid as of immediately prior to the Closing (“Estimated Transaction Expenses”), and the amount, if any, by which the Purchase Price is to be adjusted as a result thereof.  The Company shall reasonably consult with Buyer prior to delivery of the Estimated Closing Statement; provided, that in no event shall such consultation or the delivery of such Estimated Closing Statement be deemed to constitute the agreement of Buyer to any of the estimates or amounts set forth in such Estimated Closing Statement, and in no way shall delivery of the Estimated Closing Statement or the consummation of the Closing be construed as a waiver by Buyer of its rights under this Section 2.3.  In connection with the preparation of the Estimated Closing Statement, the Seller shall consult in good faith with Buyer regarding the amounts and calculations therein, and provide Buyer with reasonable supporting documentation for the calculations included therein, and make the financial records of the Company Group reasonably available to Buyer in connection therewith and consider in its sole discretion any comments or modifications from Buyer; provided that the Estimated Working Capital, Estimated Cash, Estimated Indebtedness and Estimated Transaction Expenses set forth in the Estimated Closing Statement (i)will be prepared in accordance with the definitions thereof and, in the case of Estimated Working Capital, Estimated Cash and Estimated Indebtedness, consistently with the Accounting Policies and Principles, and (ii) will disregard any and all effects on the assets and Liabilities of the Company as a result of the transactions contemplated by this Agreement (including any financing arrangements entered into by Buyer or any of its Affiliates in connection therewith or any purchase accounting or other similar adjustments).

(b)Determination of Post-Closing Adjustment.  No later than ninety (90) days following the Closing, Buyer shall deliver to the Seller a written statement certified by an executive officer of Buyer (the “Closing Statement”) setting forth the calculation of the actual Working Capital as of the close of business on the day prior to the Closing Date (“Actual Working Capital”), a calculation of the actual Cash of the Company as of the close of business on the day prior to the Closing Date (“Actual Cash”), a calculation of the actual Indebtedness of the Company as of immediately prior to the Closing (“Actual Indebtedness”), a calculation of the actual Transaction Expenses as of the Closing (“Actual Transaction Expenses”).  The Actual Working Capital, Actual Cash, Actual Indebtedness

and Actual Transaction Expenses set forth in the Closing Statement (i) will be prepared in accordance with the definitions thereof and, in the case of Actual Working Capital, Actual Cash and Actual Indebtedness, consistently with the Accounting Policies and Principles, and (ii) will disregard any and all effects on the assets and Liabilities of the Company as a result of the transactions contemplated by this Agreement (including any financing arrangements entered into by Buyer or any of its Affiliates in connection therewith or any purchase accounting or other similar adjustments).  If the Closing Statement is not delivered within ninety (90) days following the Closing, the Estimated Cash, the Estimated Indebtedness and the Estimated Transaction Expenses will be deemed the Final Cash, Final Indebtedness, and Final Transaction Expenses, respectively, absent manifest error.

(c)Disputed Final Adjustment.

(i)No later than thirty (30) days following the delivery by Buyer of the Closing Statement, the Seller shall notify Buyer in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses.  During such thirty (30) day period, the Seller and its agents shall be provided with such access to the financial books and records of the Company as well as any relevant work papers of the Company Group as the Seller may reasonably request to enable it to evaluate the calculations of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses prepared by Buyer.  If the Seller accepts the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses determined pursuant to Section 2.3(b), or if the Seller fails within such thirty (30) day period to notify Buyer of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.3(b) shall be the “Final Working Capital,” the calculation of Actual Cash determined pursuant to Section 2.3(b) shall be the “Final Cash,” the calculation of Actual Indebtedness determined pursuant to Section 2.3(b) shall be the “Final Indebtedness,” and the calculation of Actual Transaction Expenses determined pursuant to Section 2.3(b) shall be the “Final Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding upon all Parties in all respects.

(ii)If the Seller disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses, the Seller shall provide written notice to Buyer no later than thirty (30) days following the delivery by Buyer to the Seller of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses (the “Dispute Notice”), setting forth in reasonable detail those items that the Seller disputes (each such item, an “Item of Dispute”).  During the thirty (30) day period following delivery of the Dispute Notice, Buyer and the Seller shall negotiate in good faith with a view to resolving their disagreements over each Item of Dispute.  During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses in accordance with this Section 2.3(c)(ii) or Section 2.3(c)(iii), as the case may be (as so determined, or as determined pursuant to

Section 2.3(c)(i) above, “Final Working Capital,” “Final Cash,” “Final Indebtedness,” and “Final Transaction Expenses,” respectively), the Seller and its agents shall be provided with such access to the financial books and records of the Company Group, as well as any relevant work papers of the Company, during normal business hours and without interruption to the Business, as the Seller may reasonably request to enable it to address all matters set forth in any Dispute Notice.  If the Parties resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses shall be the amounts agreed upon by them.  If the Parties fail to resolve their differences over the disputed items within such thirty (30) day period, then Buyer and the Seller shall forthwith jointly select a mutually agreeable, nationally or regionally recognized accounting firm (the “Accounting Arbitrator”) to make a binding determination as to the disputed items in accordance with this Agreement.

(iii)The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of written information and written testimony by Buyer and the Seller (which will be provided to each other) within which to render its written decision with respect to each Item of Dispute (and only with respect to any unresolved Items of Dispute set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Transaction Expenses shall be based solely on the resolution of such Items of Dispute in accordance with the Accounting Policies and Principles.  The Accounting Arbitrator shall review such written submissions, and base its determination solely on such submissions and in accordance with this Agreement; provided, that in resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value or less than the minimum value for each such item claimed by the Seller in the Estimated Working Capital, Estimated Cash, Estimated Indebtedness or Estimated Transaction Expenses or by Buyer in the Actual Working Capital, Actual Cash, Actual Indebtedness or Actual Transaction Expenses, as applicable.  The decision of the Accounting Arbitrator shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Working Capital shall be deemed the “Final Working Capital,” the Accounting Arbitrator’s final calculation of Actual Cash shall be deemed the “Final Cash,” the Accounting Arbitrator’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness,” and/or the Accounting Arbitrator’s final calculation of Actual Transaction Expenses shall be deemed the “Final Transaction Expenses.”  The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Buyer, on the one hand, and the Seller, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Accounting Arbitrator.

(d)Payment following Calculation of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses.

(i)Following the determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses, the Closing Purchase Amount shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital in Section 2.3(a), the Final Cash for the Estimated Cash in Section 2.3(a), the Final Indebtedness for the Estimated Indebtedness in Section 2.3(a), and the Final Transaction Expenses for the Estimated Transaction Expenses in Section 2.3(a) (the “Adjusted Purchase Amount”) and if (A) the Adjusted Purchase Amount is greater than the Closing Purchase Amount (such excess amount, if any, the “Excess Amount”), then (I) Buyer and the Seller shall within three (3) Business Days cause the Escrow Agent to release to the Seller the Adjustment Escrow Amount and (II) Buyer shall within three (3) Business Days pay to the Seller the Excess Amount; (B) the Closing Purchase Amount is greater than the Adjusted Purchase Amount (such shortfall amount, if any, the “Shortfall Amount”), then within three (3) Business Days Buyer and the Seller shall cause the Escrow Agent to release to Buyer an aggregate amount equal to the Shortfall Amount from the Adjustment Escrow Amount (with any Shortfall Amount that exceeds the Adjustment Escrow Amount to come from the Indemnification Escrow Amount, or if the Indemnification Escrow Amount has been released or exhausted, from the Seller directly); provided that if the Shortfall Amount is less than the Adjustment Escrow Amount, then within three (3) Business Days Buyer and the Seller shall cause the Escrow Agent to release to the Seller the remaining amount of the Adjustment Escrow Amount; and (C) the Closing Purchase Amount is equal to the Adjusted Purchase Amount, then neither party shall make any payment pursuant to this Section 2.3(d) and within three (3) Business Days Buyer and the Seller shall cause the Escrow Agent to release to the Seller the Adjustment Escrow Amount.

(ii)All payments pursuant to this Section 2.3(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Seller or Buyer, as applicable, and shall be made on or prior to the fifth (5th) Business Day following: (A) the thirty (30)-day period following Buyer’s delivery of the calculation of the Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Transaction Expenses pursuant to Section 2.3(b) if the Seller does not timely dispute any of such amounts pursuant to Section 2.3(c)(i); (B) the date of the Seller’s and Buyer’s mutual determination of Final Working Capital, Final Cash, Final Indebtedness and Final Transaction Expenses in the event the Seller timely disputes either of such amounts pursuant to Section 2.3(c)(i) and the Seller’s and Buyer’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.3(c)(ii); and (C) the date of the Accounting Arbitrator’s determination of Final Working Capital, Final Cash, Final Indebtedness and/or Final Transaction Expenses pursuant to Section 2.3(c)(iii) in the event the Seller timely disputes either of such amounts pursuant to Section 2.3(c)(i) and the Seller and Buyer are unable to resolve their differences pursuant to Section 2.3(c)(ii).

2.4Closing Transactions

(a)Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP at 555 California Street, Suite 2700, San Francisco, California, 94104, on the second Business Day following the satisfaction (or waiver by the party entitled to the benefit thereof) of the conditions to the Closing set forth in Section 7.1 and Section 7.2 (other than the conditions that must be satisfied (or waived by the party entitled to the benefit thereof) at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing).  The date upon which the Closing occurs shall be referred to as the “Closing Date.”  The Closing shall be deemed to be effective as 12:01 a.m. on the Closing Date.  All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b)Closing Transactions.  On the Closing Date, the Parties shall consummate the following “Closing Transactions”:

(i)The Seller shall deliver to Buyer the Shares;

(ii)Buyer shall deliver to the Seller the consideration specified in Section 2.2(a) in exchange for the transfer to Buyer of the Shares; and

(iii)The Parties and their respective Affiliates shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.

2.5Use of Cash

The Parties hereby agree that, notwithstanding anything to the contrary herein: (A) the Seller may cause the Company Group to use Cash to pay, on or prior to the Closing, all Indebtedness and/or Transaction Expenses; and (B) the Subsidiaries of the Company may make cash advances, cash dividend payments or other cash distributions to the Company and/or its other Subsidiaries for purposes of the Company’s or any of its Subsidiaries’ paying, on or prior to the Closing, such Indebtedness and/or Transaction Expenses.

2.6Minnesota Investment Fund Payout

Within ten (10) Business Days following receipt by the Company Group of the Minnesota Investment Fund Payment, Buyer shall pay (or cause the Company to pay) to the Seller the amount of the Minnesota Investment Fund Payment.  If all or any portion of the Minnesota Investment Fund Payment is required by the State of Minnesota to be returned (other than due to a breach of the terms thereof by Buyer or the Company Group), then, within ten (10) business days of receipt by the Seller of documentation from the State of Minnesota confirming such requirement, the Seller shall pay to Buyer or its designee such returned amount.

2.7Tax Withholding

Notwithstanding anything in this Agreement to the contrary, Buyer and the Company shall be entitled to deduct and withhold from the amounts paid hereunder as Buyer or the Company, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law; provided, however, that Buyer (or its designee) shall use commercially reasonable efforts to give the Seller three (3) days advance written notice prior to any such withholding to permit the Seller to take any reasonably available steps to eliminate or minimize such withholding and Buyer (or its designee) shall cooperate in good faith with any reasonable request of the Seller to eliminate or minimize such withholding.  Any amounts deducted and withheld pursuant to this Section 2.7 shall be timely paid over to the proper Governmental Authority.  To the extent that amounts are so deducted or withheld by Buyer or the Company and paid over to the proper Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
CLOSING DELIVERIES

3.1Seller Closing Deliveries

On the Closing Date, the Seller and the Company shall deliver, or caused to be delivered, to Buyer, each of the following:

(a)copies of all third party, governmental and regulatory approvals, authorizations, filings, releases, waivers, terminations or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents that are set forth on Schedule 3.1(a);

(b)certified copies of the certificate of incorporation and bylaws of the Company and the resolutions of its board of directors and the Seller’s board of managers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company or the Seller, as applicable, are a party, as applicable, and approving the consummation of the transactions contemplated hereby and thereby;

(c)a certified copy of the resolution of the Company’s board of directors terminating the Company’s 401(k) plan no later than the day prior to the Closing Date, contingent on the occurrence of the Closing;

(d)certificates of the secretary of state of the State of Minnesota and each jurisdiction where the Company is qualified to do business (including, without limitation, the states listed on Schedule 4.1(a)) stating that the Company is in good standing;

(e)a non-foreign affidavit from the Seller dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 certifying that the Seller is not a “Foreign Person” as defined in Code §1445;

(f)the Escrow Agreement, duly executed by each of the Seller and the Escrow Agent;

(g)the Payoff Letters;

(h)written resignations in the form attached as Exhibit A from each director of the Company Group, effective at or prior to the Closing;

(i)all other documents, instruments and certificates specifically required by this Agreement to be delivered by the Company and/or the Seller at the Closing;

(j)evidence, in form and substance reasonably satisfactory to Buyer, of the termination of the Contracts set forth on Schedule 3.1(j);

(k)a certificate to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied; and

(l)such other documents, instruments or certificates as Buyer may reasonably request to effect the transactions contemplated hereby.

3.2Buyer Closing Deliveries

Buyer shall deliver, or shall cause to be delivered, to the Seller, as applicable:

(a)evidence of the wire transfers referred to in Section 2.2(a) (as promptly as reasonably practicable following the availability thereof after the Closing)

(b)the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(c)certified copies of the resolutions of Buyer’s board of managers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(d)a certificate to the effect that each of the conditions specified in Section 7.2(a) has been satisfied;

(e)the resolutions of Buyer’s board of managers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and approving the consummation of the transactions contemplated hereby and thereby;

(f)certificates of the secretary of state of the State of Delaware stating that the Buyer is in good standing; and

(g)such other documents, instruments or certificates as the Seller may reasonably request to effect the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Seller and the Company hereby represent and warrant to Buyer, jointly and severally, as of the date hereof and as of the Closing, that:

4.1Organization and Corporate Power; Capitalization

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Each Subsidiary of the Company is duly organized, validly existing and in good standing (in jurisdictions where the concept of “good standing” is applicable) in the jurisdiction in which such member is organized.  The Company Group is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect.  All jurisdictions in which the Company or its Subsidiaries is qualified to do business are set forth on Schedule 4.1(a).  The Company Group has full corporate power and authority.  The Company has delivered to Buyer correct and complete copies of its certificate of incorporation and bylaws (each as amended to date) or other Governing Documents for each member of the Company Group.  No member of the Company Group is in default under or in violation of any provision of its certificate of incorporation or bylaws (or similar governing documents).  The Company Group does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, partnership interest, joint venture interest, equity participation or other security or interest in, any other Person.

(b)The authorized and issued and outstanding shares of capital stock of the Company, including the beneficial ownership with respect to such stock, is as set forth on Schedule 4.1(b).  All issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable.  There are no outstanding options, warrants, rights to subscribe to, or securities or rights convertible into, units or shares or evidencing ownership of the Company capital stock or contracts, commitments, understandings, or arrangements by which such entity is bound to issue additional shares of capital stock.  There are no voting trusts, proxies or similar voting arrangements with respect to the capital stock of the Company.

(c)Schedule 4.1(c) sets forth the name and title of each officer and director for each member of the Company Group.

4.2Authorization of Transactions

The Company has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents, as applicable, to which it is a party and to consummate the transactions contemplated thereby.  No other corporate proceedings on the part of the Company is necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other

Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

4.3Subsidiaries

Except as set forth on Schedule 4.3 attached hereto, (i) at all times prior to the date hereof, the Company has not had any Subsidiaries; and (ii) each Subsidiary set forth on Schedule 4.3 is directly and wholly-owned by the Company.

4.4Sufficiency of Assets

The assets of the Company Group, including the assets leased by the Company Group or provided by third-parties to the Company Group, in each case, pursuant to valid Contracts, constitute all the assets and services used by the Company Group in operating the Business of the Company Group as currently conducted.  Buyer will acquire the Company Group with such assets at the Closing.

4.5Absence of Conflicts

Except as set forth on Schedule 4.5 attached hereto, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any asset of the Company Group, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority, under (i) the provisions of the formation documents of any member of the Company Group, (ii) any Material Contract, (iii) any Law to which any member of the Company Group is subject or (iv) any judgment, order or decree to which any member of the Company Group is subject.

4.6Financial Statements

(a)The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as Schedule 4.6(a) (collectively, the “Financial Statements”):

(i)the audited consolidated balance sheets of the Company Group as of December 31, 2015 and December 31, 2016, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal periods then ended, and the related notes to such financial statements;

(ii)the unaudited consolidated balance sheet of the Company Group as of August 31, 2017 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the eight (8)-month period then ended.

The Financial Statements fairly present in all material respects (i) the financial position of the Company Group and (ii) the results of operations, changes in cash flows and stockholders’ equity of the Company Group, as applicable, as of the date of and for the periods referred to in such Financial Statement, and are consistent with the books and records of the Company Group, which in turn present fairly the financial condition and results of operations of the Company Group as of and for the periods referred to therein.  Subject to the absence of footnotes and year-end audit adjustments with respect to any unreviewed Financial Statement (none of which, alone or in the aggregate, are material), the Financial Statements have been prepared consistently and in accordance with the Accounting Policies and Principles, consistently applied.

(b)To the Knowledge of the Seller, since September 4, 2012, there has never been (i) any actual fraud by any of the Company Group’s employees in connection with the preparation of any financial statements of the Company, or (ii) any willful misconduct by any Company Group employee in connection with the preparation of financial statements or the internal accounting controls used by the Company Group or (iii) any written claim or allegation regarding any of the foregoing.

4.7Absence of Undisclosed Liabilities

No member of the Company Group has any material Liability, whether incurred on or prior to the Closing, except (i)  Liabilities reflected on the face of the Latest Balance Sheet, (ii) Liabilities under Contracts described in Schedule 4.11 or Schedule 4.12 or under Contracts which are not required to be disclosed thereon (but not Liabilities for breaches thereof), (iii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) and (iv) Liabilities disclosed on Schedule 4.7.  No member of the Company Group has any Liability, whether vested or contingent, for any activities which are unrelated to the operation of the Business of the Company Group.

4.8Absence of Certain Developments

Except as set forth in Schedule 4.8 and except as expressly contemplated by this Agreement, since the Latest Balance Sheet, the Company Group has conducted its business in all material respects only in the Ordinary Course of Business.  Except as set forth on Schedule 4.8, since the Latest Balance Sheet, the Company Group has not:

(a)suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of Fifty Thousand Dollars ($50,000) in the aggregate to its assets (excluding costs associated with the maintenance and repair of the Company Group’s equipment in the Ordinary Course of Business of the Company Group), whether or not covered by insurance;

(b)borrowed any amount or incurred or become subject to any Indebtedness not otherwise disclosed pursuant to the terms of this Agreement;

(c)discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the Ordinary Course of Business), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien;

(d)sold, leased, licensed, assigned, transferred, pledged, allowed to lapse or cancel or otherwise disposed of or encumbered (including transfers to the Seller or any Insider) any of its tangible or intangible assets having an individual value in excess of Fifty Thousand Dollars ($50,000) (including Company Proprietary Rights) (except for sales of inventory, non-exclusive licenses granted in the Ordinary Course of Business to customers on an arm’s length basis), or disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of the Company Group in such confidential information);

(e)waived, canceled, compromised or released any rights or claims of value in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, whether or not in the Ordinary Course of Business;

(f)entered into, amended or terminated any Material Contract;

(g)implemented any employee layoffs;

(h)made, granted or promised any bonus or any wage, salary or compensation increase to any director, officer, employee, sales representative or consultant or made, granted or promised any increase in any employee benefit plan or arrangement, or established, adopted, entered into, amended (excluding any amendment required by Law) or terminated any Employee Benefit Plan (or arrangement that, had it been in existence on the date of this Agreement, would be an Employee Benefit Plan);

(i)made any other change in employment terms for any of its directors and officers or entered into any transaction with any Insider;

(j)conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection or acceleration of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(k)made any individual capital expenditure in excess of Fifty Thousand Dollars ($50,000);

(l)made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business which do not exceed Twenty Five Thousand Dollars ($25,000) in the aggregate);

(m)instituted or settled any claim or lawsuit for an amount involving in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate or involving equitable or injunctive relief;

(n)acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets outside the Ordinary Course of Business;

(o)received any notice of any claim or potential claim of ownership, interest or right by any Person other than the Company in or to the Company Proprietary Rights, or of infringement, misappropriation, dilution or misuse by the Company Group of any other Person’s Proprietary Rights;

(p)materially changed the pricing or royalties set or charged by the Company Group to its customers or licensees pursuant to the terms of existing Contracts as in effect as of the date hereof; or

(q)committed or agreed to do any of the foregoing.

4.9Real Property

(a)Schedule 4.9(a)-1 sets forth the address of each Leased Real Property, and a complete list of all Leases (including all amendments, extensions, renewals, guaranties and other written agreements with respect thereto) for each such Leased Real Property (including the date and name of the parties to such Lease document).  The Company has delivered to Buyer a complete copy of each such Lease document.  Except as set forth in Schedule 4.9(a)-2, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable against the applicable member of the Company Group and is in full force and effect; (ii) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and  there are no disputes with respect to such Lease; (iii) no member of the Company Group or, to the Knowledge of the Seller, any other party to the Lease is in material breach or material default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group.

(b)Except as set forth on Schedule 4.9(a), the Company Group has a valid leasehold interest in the Leased Property.

(c)Except as set forth on Schedule 4.9(c), the buildings, improvements, computer equipment, personal properties, vehicles and other tangible assets of the Company Group are operated in conformity with all applicable laws and regulations, are structurally sound (in the case of the buildings and improvements), are in good condition and repair, except for reasonable wear and tear not caused by neglect excepted, and are usable in the Ordinary Course of Business of the Company as currently conducted.

4.10Taxes

Except as set forth on Schedule 4.10, (i) the Company Group has timely filed all Tax Returns which are required to be filed, taking into account any extension of time to file granted to or validly obtained on behalf thereof; and all such Tax Returns are true, complete and accurate in all material respects, (ii) all Taxes due and payable by the Company Group, whether or not shown on a Tax Return, have been paid, and no such Taxes are delinquent, (iii) since the date of the Latest Balance Sheet, the Company Group has not incurred any Liabilities for Taxes outside the Ordinary Course of Business; (iv) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against any member of the Company Group and the Company does not reasonably expect that any such assertion or assessment of Tax liability will be made, (v) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing currently in progress or pending against or with respect to any member of the Company Group regarding Taxes and, to the Knowledge of the Seller, no action, suit, proceeding or audit has been threatened against or with respect to any member of the Company Group regarding Taxes, (vi) no member of  Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension will remain in effect after the Closing, (vii) no member of the Company Group has been a member of an Affiliated Group, other than any such group of which the Company is the common parent, (viii) no claim has ever been made in writing by a taxing authority in a jurisdiction where a member of the Company Group does not file Tax Returns that such entity, as applicable, is or may be subject to Taxes assessed by such jurisdiction, (ix) the Company Group does not have any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee, by contract, or otherwise, (x) the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party, (xi) each contract, arrangement, or plan of the Company Group that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is, and has been, in  material compliance with Code Section 409A and the applicable guidance issued thereunder, (xii) the Company Group has no obligation to reimburse or “gross-up” any Person for any Taxes imposed under Section 4999 or 409A of the Code, (xiii) no Person holds Shares that are subject to a “substantial risk of forfeiture” within the meaning of Code §83 and the Treasury Regulations promulgated thereunder for which a valid Code §83(b) election has not been made, (xiv) no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated hereby by any employee officer, director, stockholder or other service provider of any member of the Company Group would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code, (xv) the Company Group will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed prior to the Closing; (C) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (E) installment sale or open transaction disposition made prior to the Closing; (F) prepaid amount received prior to the Closing; or (G) election by any member of the Company Group under Code Section 108(i), (xvi) in the two year period preceding the date hereof, the Company Group has not distributed stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361, and (xvii) the Company is not participating, and has not participated, in any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b).  Notwithstanding anything to the contrary in this Agreement, the Company makes no representations or warranties in respect of the existence, amount, usability, or limitations on usage of the Tax attributes of any member of the Company Group for Tax periods (or portions thereof) beginning on or after the Closing Date, including, without limitation, net operating losses, capital loss carry forwards, foreign tax credit carry forwards, asset bases, research and development credits, and depreciation periods.  The representations and warranties set forth in this Section 4.10 and Section 4.18 (to the extent related to Tax) are the Company’s sole and exclusive representations and warranties regarding Tax matters of the Company Group.

4.11Contracts and Commitments

Except as set forth on Schedule 4.11(a) attached hereto, no member of the Company Group is, as of the date of this Agreement, a party to or bound by any (each of the agreements required to be disclosed pursuant to this Section 4.11, a “Material Contract”):

(a)Contract with any employee, director, officer, or other service provider providing (A) for employment or engagement on a full-time, part-time or consulting basis, (B) severance benefits, or (C) any change in control, sale, transaction or retention bonus;

(b)guarantee of any Liability or obligation of another Person (other than another member of the Company Group), in each case, other than commercial customer, supplier or vendor contracts entered into in the Ordinary Course of Business the primary purpose of which is not a guarantee;

(c)Contract under which it is lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $150,000;

(d)Contract under which it is a licensee of or is otherwise granted by a third party any rights to use any Proprietary Rights (other than commercially available off-the-shelf software products licensed under non-exclusive end-user object code license agreements);

(e)Contract under which it is a licensor or otherwise grants to a third party any rights to use any Company Proprietary Rights (other than Proprietary Rights licensed to customers on a non-exclusive basis in the Ordinary Course of Business);

(f)material (A) joint development Contract, (B) joint venture Contract, or (C) strategic alliance or similar Contract;

(g)Contract under which it is lessor of or permits any third party to hold or operate any material personal property owned or controlled by it;

(h)collective bargaining agreement or other agreement with any labor union or other labor organization;

(i)currently effective settlement, conciliation or similar Contract with any Governmental Authority or pursuant to which any member of the Company Group will have any outstanding monetary obligation after the date of this Agreement in excess of $150,000 or any material non-monetary obligations;

(j)Lease;

(k)Contract with an Material Customer or Material Supplier;

(l)Contract (or group of related Contracts with the same party) that (A) is not a Contract between any member of the Company Group and a customer of the Company Group and (B) involves consideration or an outstanding monetary obligation after the date of this Agreement in excess of $150,000;

(m)Contract concerning confidentiality or non-competition or otherwise including provisions on joint price-fixing, market or customer sharing, exclusivity or market classification;

(n)Contract relating to the provision of co-location or software, data or infrastructure hosting services to the Company Group; or

(o)Contract for the development of Proprietary Rights for the benefit of the Company Group.

(p)The Seller has delivered to Buyer true, correct and complete copies of each written Material Contract, together with all amendments, waivers and other changes thereto, and true, correct and complete summaries of the material terms of each oral Material Contract, if any.  Except as disclosed on Schedule 4.11(b), (i) no Material Contract has been canceled or, to the Knowledge of the Seller, breached by the other party, and the Seller has no Knowledge of any planned breach by any other party to any Material Contract, (ii) the Company Group has performed in all material respects all the obligations required to be performed by it in connection with the Material Contracts and is not in material default under or in material breach of any Material Contract, and, to the Knowledge of the Seller, no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a material default or material breach thereunder, and (iii)  each Material Contract is legal, valid, binding, enforceable against the applicable member of the Company Group (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principle of equity) and is in full force and effect.

(q)Since September 4, 2012, no member of the Company Group has used any name or names under which it has invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth on Schedule 4.11(b).

4.12Government Contracts

Within the last three (3) years, the Company Group has not (a) breached or violated any Law, clause or other material requirement pertaining to any Government Contract; (b) been excluded from bidding by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with regard to any irregularity in connection with a Government Contract.

4.13Proprietary Rights

(a)Schedule 4.13(a) sets forth a complete and correct list of: (i) all U.S. and foreign patents and patent applications owned or filed by the Company Group; (ii) all registered and material unregistered trademarks, service marks, and trade names (and applications therefor) owned by the Company Group; (iii) all registered copyrights owned by the Company Group; (iv) all Internet domain names owned by the Company Group (collectively, the “Registered Intellectual Property”).  The Company Group does not own any proprietary software.

(b)(i) Except as set forth on Schedule 4.13(b)(i), the Company Group exclusively owns and possesses all right, title and interest in and to the Registered Intellectual Property, and exclusively owns and possesses all right, title and interest in and to, or has a valid and enforceable written license to use, each other Proprietary Right used or exploited in the operation of the Business of the Company Group as currently conducted (collectively, the “Company Proprietary Rights”) free and clear of all Liens; (ii) except as set forth on Schedule 4.13(b)(ii), no claim by any Person contesting the validity, enforceability, use or ownership of any of the Owned Proprietary Rights has been made, is currently outstanding or is threatened in writing, and, to the Knowledge of the Seller, there are no grounds for the same; (iii) no loss or expiration of any Company Proprietary Rights is pending or threatened or, to the Knowledge of the Seller, reasonably foreseeable; (iv) no member of the Company Group received any written notices of, nor to the Knowledge of the Seller, are there any facts which indicate a reasonable likelihood of, any infringement, misappropriation or dilution by, or other possible conflict by, any Person with respect to any Owned Proprietary Rights, or the Company with respect to any Proprietary Rights of any other Person (including any demand or request that the Company license rights from a third party); (v) no member of the Company Group (including the operation) has infringed, misappropriated, diluted or otherwise conflicted with any Proprietary Rights of any other Person; and (vi) to the Knowledge of the Seller, the Owned Proprietary Rights have not been infringed, misappropriated, diluted or conflicted by any other Person.

(c)Except as set forth on Schedule 4.13(c), the Company has not disclosed any of its trade secrets or confidential information to any third party other than pursuant to a written confidentiality agreement.  The Company has taken commercially reasonable actions to maintain and protect the Company Proprietary Rights, including the value of any trade secrets and any confidential information of the Company Group or of any third party that has been disclosed to the Company Group under an obligation of confidentiality.

(d)All employees and consultants responsible for the development of any Company Proprietary Rights for the Company: (i) have maintained the confidentiality of any proprietary or confidential information of the Company; and (ii) have not asserted any personal claim or interest in any Company Proprietary Rights developed by such individual.  Except as set forth on Schedule 4.13(d), all employees and consultants responsible for the development of any Company Proprietary Rights for the Company have executed and delivered to the Company written agreements providing that such individual or entity (1) shall maintain the confidentiality of any proprietary or confidential information of the Company; and (2 have assigned to the Company all right, title and interest in and to the Company Proprietary Rights developed by such individual or entity.  To the Knowledge of the Seller, there have been no breaches or alleged breaches of any such instrument by such individual or entity.

(e)The computer software and hardware, and other elements of automated communications equipment or data or information processing systems, including any outsourced systems used or relied upon by the Company (collectively, the “IT Systems”) are sufficient for the Business of the Company Group as currently conducted and have not suffered any outage or failure in the past twelve (12) months that has not been remediated in all material respects.  The Company maintains commercially reasonably security and backup plans and procedures.  The Company has taken commercially reasonable steps to protect and preserve the integrity and operation of the IT Systems.  There have been no unauthorized intrusions into or breaches of the IT Systems.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices and IT Systems that it uses in connection with its business.  The Company is in compliance with, and has a sufficient number of licenses for the operation of such IT Systems as currently conducted.

(f)There have not been any material problems, defects, or deficiencies in any of the Company Products that: (i) prevent such Company Products from operating substantially as described in its related documentation or specifications; (ii) prevent such Company Products from operating in all material respects as warranted to any third party; or (iii) prevent the Company from conducting its Business as currently conducted.  The Company Proprietary Rights include all source-code, object code and other documentation and materials necessary to operate the Business of the Company as currently conducted, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of the Company Products.

(g)The Company and the conduct of its business have complied with all applicable Laws and Contracts entered into by the Company which contain confidentiality obligations and the Company’s own policies, rules and procedures relating to the access, use, collection, processing, storage, sharing, distribution, disclosure, transfer, destruction or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium) disclosure and transfer of any such information or data collected or processed by the Company or by third parties having authorized access to the records of the Company.  No written claims have been asserted or threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under the privacy policies of the Company, under any Contracts entered into by the Company which contain confidentiality obligations, or under any Law.  With respect to all information and data described in this section, the Company has taken industry standard steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical, physical, organizational and administrative security) to ensure that the information and data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  There has been no unauthorized access to or other misuse of such information or data.

4.14Litigation; Proceedings

Except as set forth in Schedule 4.13, there are no, and since September 4, 2012, there have been no, Actions, judgments or decrees pending or, to the Knowledge of the Seller, threatened against or affecting any member of the Company Group at law or in equity, or before or by any Governmental Authority, and to the Knowledge of the Seller there is no basis for any of the foregoing.  Since September 4, 2012, the Company Group has not received any formal written legal opinion (excluding emails and other ordinary course correspondence) of the Company’s legal counsel to the effect that the Company Group is exposed from a legal standpoint to any liability which may be material to the business of the Company Group as previously, presently or proposed to be conducted.  The Company Group is not subject to any outstanding order, judgment or decree issued by any Governmental Authority.

4.15Brokerage

Except as set forth on the Schedule 4.15, there are no other claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company Group.

4.16Governmental Licenses and Permits

Schedule 4.16 contains a complete listing of all material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights (collectively, the “Licenses”) owned or possessed by the Company Group or used by the Company Group.  The Company Group owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct the business of the Company Group as currently conducted.  The Company Group is currently in compliance in all material respects with the terms and conditions of such Licenses.  No loss or expiration of any License is pending or, to the Knowledge of the Seller, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.  The consummation of the transactions contemplated by this Agreement will not require any consent, renewal or formal notice with respect to any License.

4.17Employees

(a)Except as disclosed on Schedule 4.17(a), to the Knowledge of the Seller, no executive employee and no group of employees or independent contractors of the Company Group has any plans to terminate, or materially alter the nature of, his, her or their employment or relationship as an independent contractor with the Company Group.  Each member of the Company Group has complied with and is in compliance in all material respects with all applicable Laws relating to employment and labor, including provisions thereof relating to wages, hours, vacation, employee leave, overtime, employment discrimination, workers’ compensation, termination and severance pay, human rights, occupational health and safety, equal opportunity, labor relations, collective bargaining and the payment of social security and other Taxes, the WARN Act, and the Immigration Reform and Control Act of 1986.  The Company Group is not a party to or bound by any collective bargaining agreement or other agreement or relationship with any labor organization.  There are no pending or, to the Knowledge of the Seller, threatened strikes, walkouts, lockouts, slowdowns, picketing, grievances, unfair labor practice charges or complaints or other material employee or labor disputes against or affecting the Company Group, and no such labor disputes have occurred since September 4, 2012.  There is no pending or, to the Knowledge of the Seller, threatened, unfair labor practice charge or complaint against the Company Group.  The Seller does not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor organization with respect to employees of the Company Group and since September 4, 2012, to the Knowledge of the Seller, there have been no organizational  efforts by or on behalf of any labor organization with respect to employees of the Company Group.  To the Knowledge of the Seller, no employee or independent contractor of the Company Group is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the Business as currently conducted by the Company Group or with respect to such employee’s or independent contractor’s right to be employed or engaged by the Company Group.  Except as could not result in material Liability, the Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance and other compensation that has come due and payable to its current and former employees and other services providers under applicable Law, Contract, or Company Group policy.  Each individual who has provided services to the Company Group, Seller, or any of its Affiliates within the past three (3) years and who was classified and treated as an independent contractor was properly classified and treated as such for purposes of applicable Law.  In the past three (3) years, the Company Group has not implemented any employee layoffs that did or could give rise to notice or payment obligations under the WARN Act.

(b)Except as disclosed on Schedule 4.17(b), no member of the Company Group is party to any agreement which could require any member of the Company Group to pay any additional compensation, bonuses (including, without limitation, any change in control, transition, sale or retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

4.18Employee Benefit Plans

(a)Schedule 4.18(a) contains a true and complete list of each employee pension benefit plans (as defined in Section 3(2) of ERISA),  employee welfare benefit plans (as defined in Section 3(1) of ERISA), and each other health, welfare, post-employment welfare, retirement, disability, stock option, restricted stock unit, stock appreciation rights, phantom equity, equity incentive, equity-based, profits interest, stock purchase, change in control, retention, deferred compensation (whether qualified or nonqualified), bonus, incentive, severance, separation, employment, paid-time off, or other material benefit or compensation plans, programs, policies, contracts, agreements or arrangements, whether in writing or oral and whether or not terminated, that are sponsored, maintained or contributed to by any members of the Company Group or with respect to which the Company Group has any Liability (“Employee Benefit Plans”).  No employee Benefit Plan is nor does any member of the Company Group have any Liability with respect to a (i) plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) “multiple employer plan” (as defined in Section 413 of the Code) or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), including as a consequence of at any time being considered a single employer under Section 414 of the Code with any ERISA Affiliate.  The Company Group has no current or potential Liability or obligation to provide post-termination or post-employment health, life or other “welfare-type” benefits, other than in accordance with Section 4980B of the Code or other similar applicable state Law.

(b)The Employee Benefit Plans (and related trusts) have been funded, administered and maintained, in form and in operation, in all material respects in accordance with their terms and the requirements of applicable Laws and regulations, including ERISA and the Code; and the Employee Benefit Plans which are intended to be “qualified plans” qualify under Section 401(a) of the Code, and each such Employee Benefit Plan, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service as to the qualification under the Code of such Employee Benefit Plan and the tax‑exempt status of such related trust and, to the Knowledge of Seller, nothing has occurred that could adversely affect the qualification of such Employee Benefit Plan or the tax exempt status of such related trust.

(c)Except as set forth on Schedule 4.18(c), all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to each Employee Benefit Plan have been properly and timely filed with the appropriate government agency and distributed to participants as required.

(d)Except as set forth on Schedule 4.18(d), with respect to each Employee Benefit Plan, all contributions, distributions, reimbursements, and other payments which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Employee Benefit Plan on a timely basis, all contributions, distributions, reimbursements, and other payments for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued in accordance with the Accounting Policies and Principles in the Company Group’s financial statements, and, with respect to employee welfare benefit plans, all premiums or other payments which are due have been paid on a timely basis.

Except as taken into account in determining Estimated Working Capital, no unfunded liability exists with respect to any Employee Benefit Plan.

(e)With respect to each Employee Benefit Plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plans, (iii) no actions, audits, investigations, hearings, proceedings, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or, to the Knowledge of the Seller, threatened, and the Seller has no Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, audits, investigations, hearings, proceedings, suits or claims, and (iv) each Employee Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA has complied in all material respects with the Affordable Care Act.

(f)With respect to each of the Employee Benefit Plans, the Company has furnished to Buyer true and complete copies of (i) the plan documents (including any adoption agreement, if applicable), summary plan descriptions, summaries of material modifications, other material employee communications and a summary of any unwritten Employee Benefit Plan, (ii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iii) the Form 5500 Annual Reports (including all schedules and other attachments) for the most recent three (3) years, (iv) all related trust agreements, insurance contracts or other funding agreements which implement such Employee Benefit Plans and (v) all Contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

(g)Except as disclosed in Schedule 4.18(f) the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will not accelerate the time of the payment, funding or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Employee Benefit Plan or any other employee benefit arrangement.

4.19Insurance

.  Schedule 4.19 lists each insurance policy maintained by or on behalf of the Company Group with respect to the properties, assets and business of the Company Group, together with a claims history for the past two (2) years.  All of such insurance policies are in full force and effect, and since September 4, 2012 the Company Group has not been (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage.  The Company Group has no self-insurance or co-insurance programs.

4.20Affiliate Transactions

Except as disclosed on Schedule 4.20, no officer, director, stockholder or other Affiliate or, to the Knowledge of the Seller, any employee of the Company Group or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract with the Company Group or which is pertaining to the business of the Company Group or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company Group, in each case, other than offer letters, employment agreements, agreements relating to confidentiality and ownership of intellectual property, and other agreements entered into with employees in the Ordinary Course of Business of the Company Group.

4.21Compliance with Laws

Except as set forth in Schedule 4.21, (a) the Company Group and its officers, directors, stockholders, and employees (in their capacity as such) have since September 4, 2012 complied in all material respects with and are currently in compliance in all material respects with all Laws which are applicable to the Business or the Company Group or any owned or leased properties of the Company Group and to which the Company Group or its officers, directors, stockholders, and employees (in their capacity as such) are subject, and (b) since September 4, 2012, (i) no claims have been filed against the Company Group alleging a violation of any such Laws and (ii) the Company Group has never received notice of any such violations.

4.22Powers of Attorney; Guarantees

There are no outstanding powers of attorney executed on behalf of the Company Group other than the Company Group’s accountants for Tax purposes and customary grants pursuant to equipment leases or similar arrangements with respect to the filing of financing statements and the Company Group is not a guarantor of any Indebtedness of any other Person other than endorsements for collection in the Ordinary Course of Business of the Company Group.

4.23Environmental Compliance

Except as set forth on Schedule 4.23 hereof:

(a)The Company Group is and since September 4, 2012 has been in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining, and complying with all Licenses required pursuant to Environmental Laws.

(b)The Company Group has not since September 4, 2012, or earlier if outstanding, received any notice, report, or other information from any Governmental Authority or any Person regarding any material violation of, or material Liability under, any Environmental Law.

(c)The Company Group has not manufactured, distributed, released, transported, treated, handled, stored, disposed or arranged for the disposal of, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in each case, so as has given or would give rise to any material Liability under any Environmental Law.

(d)The Company Group has not assumed, undertaken, become subject to, or provided an indemnity with respect to, any material Liability of any other Person relating to Environmental Laws or Hazardous Materials.

(e)The Company Group has not designed, manufactured, sold, marketed, installed, repaired, or distributed Company Products or other items containing asbestos or other Hazardous Materials and is not subject to any Liabilities with respect to the presence of asbestos or other Hazardous Materials in any Company Product or other such  items or in or upon any property, premises, or facility.

(f)The Seller or the Company Group has furnished to Buyer all environmental audits, assessments, and reports and all other material environmental, health and safety documents, in each case relating to the Company Group’s past or current properties, facilities, or operations which are in their possession or under their reasonable control.

4.24Customer and Supplier Relationships

Attached as Schedule 4.24 is a list of (i) the names of each customer of the Company Group (by dollar amount of sales to such customers) that represents more than ten percent (10%) of the sales of the Company Group as a whole (the “Material Customers”), and (ii) a list of the names of the top ten (10)  suppliers and vendors of the Company Group (by dollar amount of purchases from such suppliers and vendors) (the “Material Suppliers”), for each of the fiscal years ended December 31, 2015 and December 31, 2016 and the eight (8) month period ended August 31, 2017.  No Material Supplier has canceled any Contract with, or otherwise ceased to do business with, the Company Group and, to the Knowledge of the Seller, there has been no threat in writing by any such Material Supplier to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company Group at any time in the last two (2) years (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  No Material Customer has cancelled any Contract with, or otherwise ceased to do business with, the Company Group, and, to the Knowledge of the Seller, no such Material Customer has given notice to the Company Group in writing that it will materially decrease the rate of its purchases of goods and services from the Company Group (for purposes of clarification, excluding notices and other communications regarding ordinary course fluctuations from time to time).  Notwithstanding the forgoing, neither the Seller nor the Company makes any representation or warranty with respect to (i) the Company Group’s relationship with Buyer or any of its Affiliates as a customer of the Company Group or (ii) the impact of the announcement of the transactions contemplated hereby or the consummation thereof on any of its relationships with its Material Suppliers or Material Customers.

4.25Inventory

The Company Group maintains sufficient inventory to conduct the business of the Company Group in the Ordinary Course of Business.  Except as set forth on Schedule 4.25, all inventory has been valued at the lesser of cost or market.  To the Knowledge of the Seller, the quantities of each item of inventory (whether raw materials, intermediaries, work-in-process or finished goods) are not excessive and are reasonable (and not insufficient) in the present circumstances of the business of the Company Group.  Except as set forth on Schedule 4.25, the Company Group is not in possession of any inventory that is not owned by the Company Group, including goods already sold.

4.26International Trade and Anti-Corruption Matters

(a)Neither the Company Group, nor any of its officers, directors or employees, nor to the Knowledge of the Seller, any agent, (x) is currently, or has been in the last five years: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (v)otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”); or (y) has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.

(b)Since September 4, 2012, the Company Group has not, in connection with or relating to the business of the Company Group, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Trade Control Laws or Anti-Corruption Laws.

4.27NO ADDITIONAL REPRESENTATIONS AND WARRANTIES

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN ANY OTHER TRANSACTION DOCUMENT TO WHICH THE SELLER OR THE COMPANY IS A PARTY, NEITHER THE COMPANY, THE SELLER, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE, AND THE SELLER AND THE COMPANY HEREBY DISCLAIM, ANY ADDITIONAL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE COMPANY GROUP OR THE MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

Article V
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLER

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, that:

5.1Shares

Except as set forth on Schedule 5.1, the Seller holds of record and owns beneficially the Shares and has full right, power and authority to transfer such Shares to Buyer, free and clear of any Liens, other than Liens resulting from this Agreement. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement).  Except as set forth on Schedule 5.1, the Seller is not a party to any shareholders agreement, voting agreement, voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

5.2Authorization of Transactions

The Seller has full limited liability company power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which the Seller is a party and to perform its obligations hereunder and thereunder.  This Agreement and the other Transaction Documents to which the Seller is a party have been duly executed and delivered by the Seller and constitute valid and binding agreements of the Seller, enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

5.3Absence of Conflicts

Except as set forth on Schedule 5.3, either the execution and the delivery of this Agreement and the other Transaction Documents to which any Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (a) conflict with, result in a breach of any of the provisions of, (b) constitute a default under, (c) result in the violation of, (d) give any third party the right to terminate or to accelerate any obligation under, or (e) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any Contract to which the Seller is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which the Seller is subject.

5.4Brokerage

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

5.5Litigation

There are no actions, suits, proceedings or orders pending or, to the Knowledge of the Seller, threatened against or affecting the Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Seller’s performance under this Agreement and the other Transaction Documents to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby.

5.6Governmental Authorities and Consents

Except as set forth on Schedule 5.6, (i) the  Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby, and (ii) no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by any Seller in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is a party or the transactions contemplated hereby or thereby.

5.7NO ADDITIONAL REPRESENTATIONS AND WARRANTIES

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN THIS AGREEMENT AND IN ANY OTHER TRANSACTION DOCUMENT TO WHICH THE SELLER IS A PARTY, NEITHER THE SELLER, THE COMPANY, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES, OR HAS MADE, AND THE SELLER HEREBY DISCLAIMS, ANY ADDITIONAL REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller and the Company to enter into and perform their respective obligations under this Agreement, Buyer hereby represents and warrants to the Seller and the Company, as of the date hereof and as of the Closing, that:

6.1Organization and Corporate Power

Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Buyer is not in default under or in violation of any provision of its certificate of incorporation.

6.2Authorization of Transaction

Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The board of directors of Buyer has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

6.3No Conflicts

The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the assets of Buyer, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the formation or organizational documents of Buyer, (ii) any contract to which Buyer is bound or affected, (iii) any law, statute, rule or regulation to which Buyer is subject or (iv) any judgment, order or decree to which Buyer is subject.

6.4Governmental Authorities and Consents

Other than in connection with or in compliance with Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) or any other approvals set forth on Schedule 6.4, (i) Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, and (ii) no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or the transactions contemplated hereby or thereby.

6.5Litigation

There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the performance of Buyer under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

6.6Brokerage

There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.7Financial Ability to Perform; Solvency

(a)Buyer will have at the Closing, available cash funds, credit facilities or other sources of immediately available funds sufficient to consummate the transactions contemplated by this Agreement. Buyer’s obligations to consummate the transactions contemplated by this Agreement are not subject to any financing condition (whether pursuant to the Debt Financing or otherwise).

(b)Buyer has delivered to the Seller a true, correct and complete copy of the executed commitment letter (including all exhibits, schedules and amendments thereto), dated November 3, 2017 (the “Debt Commitment Letter”), among Buyer and Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc., SG Americas Securities, LLC, Bank of America, N.A., SunTrust Bank and Societe Generale, pursuant to which such parties have agreed and committed to provide financing to Buyer on the terms and conditions set forth therein on or prior to the Closing Date (the “Debt Financing”).  There are no side letters or other agreements related to the funding of the Debt Financing other than the Debt Commitment Letter and the fee letter related thereto (a true, correct and complete copy of which has been provided to the Seller, except that financial and economic terms not affecting conditionality have been redacted). As of the date hereof, the Debt Commitment Letter is (a) is the valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, the other parties thereto and, to the knowledge of the Buyer, is in full force and effect, and (b) has not been amended, restated or otherwise modified or waived. As of the date hereof, the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded in any respect. There are no conditions precedent to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Buyer has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Debt Commitment Letter. Assuming the accuracy of the Company’s and Seller’s representations and warranties hereunder, as of the date hereof, to the knowledge of Buyer, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Buyer or, any other parties thereto, under the Debt Commitment Letter.  Assuming the accuracy of the Company’s representations and warranties hereunder, as of the date hereof,  Buyer does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to Buyer on the Closing Date.

(c)Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing by Buyer in connection herewith (including the Debt Financing), and assuming the accuracy of the representations and warranties of the Seller and the Company contained herein, (i) the present fair saleable value of the property of Buyer Guarantor and its Subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable Liabilities of Buyer Guarantor and its Subsidiaries on a consolidated basis as they become absolute and matured; (ii) Buyer Guarantor and its Subsidiaries on a consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature; and (iii) Buyer Guarantor and its Subsidiaries on a consolidated basis are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which Buyer Guarantor and its Subsidiaries’ property on a consolidated basis would constitute unreasonably small capital.

6.8Investigation by Buyer

Buyer acknowledges that it and its Affiliates have: (a) had an opportunity to discuss the business, management and financial affairs of the Company Group with officers of the Company Group, and (b) conducted their own independent investigation of the Company Group.

6.9No Reliance

Buyer hereby acknowledges and agrees to the statements set forth in Section 4.28 and Section 5.7, and that: (i) Buyer is not relying on any representations, warranties, statements or omissions of the Seller, the Company Group, or any of their respective Affiliates or representatives, other than the representations and warranties of the Seller and the Company expressly set forth in this Agreement or in any other Transaction Document to which the Seller is a party; and (ii) except to the extent specifically set forth in this Agreement and any other Transaction Document to which the Seller or the Company is a party, the Buyer is purchasing the Shares on an “as-is, where-is” basis.  In connection with Buyer’s investigation of the Company Group, Buyer acknowledges that Buyer or Buyer’s representatives have received from or on behalf of the Company Group certain projections, including projected statements of operating revenues and income from operations of the Company Group and certain business plan information.  Buyer further acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) and that Buyer shall have no claim against the Seller, the Company Group, or any of their respective Affiliates or representatives with respect thereto.  Buyer further acknowledges that neither the Seller, the Company Group, nor any of their respective Affiliates or representatives makes or has made, and that each of them disclaims, any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Article VII
CLOSING CONDITIONS; TERMINATION

7.1Conditions to Obligations of Buyer

The obligation of Buyer under this Agreement to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions as of the Closing:

(a)Representations and Warranties and Covenants.  (i) The Fundamental Representations shall be true and correct in all but de minimis respects as of the Closing

Date as though then made (except with respect to those of such representations and warranties which speak as to a particular date, which representations and warranties shall be so true and correct at and as of such date), and (ii) the other representations and warranties set forth in Article IV and Article V shall be true and correct in all material respects (without giving effect to any “Material Adverse Effect” or other materiality qualifications therein (except Section 4.6 and Section 4.8(a)) as of the Closing Date as though then made (except with respect to those of such representations and warranties which speak as to a particular date, which representations and warranties shall be so true and correct at and as of such date).  The Company shall have performed and complied with in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(b)Absence of Material Adverse Change.  From and after the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(c)Absence of Litigation.  There shall not be (i) in force any injunction, writ or order of any nature issued by any Governmental Authority directing that the transactions provided for herein not be consummated as herein provided or (ii) any Action, pending or threatened, before any Governmental Authority with respect to the transactions contemplated hereby.

(d)Closing Deliveries.  On or prior to the Closing, the Company and the Seller shall have delivered, or caused to be delivered, to Buyer the deliverables under Section 3.1.

(e)Regulatory Approvals.  All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act or any other antitrust laws shall have been terminated or shall have expired.  All regulatory consents and approvals set forth on Schedule 7.1(e) shall have been obtained.

(f)Third Party Consents.  The Company and the Seller will have obtained (on terms reasonably satisfactory to Buyer) and delivered to Buyer all third-party consents and approvals set forth on Schedule 7.1(f).

(g)Real Property Holding Corporation Affidavit.  The Company shall deliver an affidavit and notice of the Company that meets the requirements of Treasury Regulation Section 1.897-2(h), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Buyer along with written authorization for Buyer to deliver such notice form to the Internal Revenue Service on behalf of the Company upon Closing.

7.2Conditions to Obligations of the Company and the Seller

The obligation of the Company and the Seller under this Agreement to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions as of the Closing:

(a)Representations and Warranties and Covenants.  The representations and warranties set forth in Article VI shall be true and correct in all material respects as of the

Closing Date as though then made (except with respect to those of such representations and warranties which speak as to a particular date, which representations and warranties shall be so true and correct in all respects at and as of such date), except as would not prevent Buyer from consummating the transactions contemplated by this Agreement.  Buyer shall have performed and complied with in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to or at the Closing.

(b)Absence of Litigation.  There shall not be (i) in force any injunction, writ or order of any nature issued by any Governmental Authority directing that the transactions provided for herein not be consummated as herein provided or (ii) any Action pending or threatened before any court or Governmental Authority with respect to the transactions contemplated hereby.

(c)Closing Deliveries.  On or prior to the Closing, Buyer shall have delivered, or caused to be delivered, to the Company the deliverables required under Section 3.2.

(d)Regulatory Approvals.  All waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act or any other antitrust laws shall have been terminated or shall have expired.  All regulatory consents and approvals set forth on Schedule 7.2(d) shall have been obtained.

7.3Termination

(a)This Agreement may be terminated at any time prior to the Closing only as follows:

(i)by mutual written consent of each of Seller, Buyer and the Company;

(ii)by written notice by either Buyer, on the one hand, or the Seller or the Company, on the other hand, in either case if there has been a material breach of warranty or material breach of covenant on the part of the Company or the Seller (in the case of termination by Buyer) or Buyer (in the case of termination by the Seller or the Company) in the representations and warranties or covenants of such Party set forth in this Agreement, in each case, such that the conditions set forth in Section 7.1 (in the case of termination by Buyer) or Section 7.2 (in the case of termination by the Seller or the Company), as the case may be, could not be satisfied as of the Closing (but only if and so long as the Party seeking to terminate this Agreement under this Section 7.3(a)(ii) is not then in breach of this Agreement in any material respect, and (B) has provided written notice of such material breach and such material breach has continued without cure for twenty (20) days after such notice of breach has been delivered);

(iii)by either Buyer, on the one hand, or the Company or the Seller, on the other hand, in either case by delivery of written notice of termination to the other Parties prior to the Closing, if the Closing has not occurred by the date that is ninety (90) days after the date of this Agreement (the “Termination Date”);

provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing was the primary cause of the failure to close on or before the Termination Date; or

(iv)by either Buyer, on the one hand, or the Company or the Seller, on the other hand, in either case by delivery of written notice of termination to the other Parties prior to the Closing, if the consummation of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable ruling, award, decision, determination, injunction, judgment, order, decree or subpoena entered, promulgated, issued or made by any Governmental Authority of competent jurisdiction.

(b)In the event of termination of this Agreement as provided in Section 7.3(a) hereof, this Agreement will forthwith become void and there will be no Liability or other obligation hereunder or under any of the other agreements and instruments contemplated hereby on the part of any of Buyer, the Company, the Seller, or any of their respective Affiliates, except that the provisions of this Section 7.3, Section 10.5, Section 10.6 and Article XI hereof will survive any such termination and except as expressly provided in the following sentence.  If this Agreement is terminated pursuant to Section 7.3(a)(ii) or (iii), such termination will not relieve or release any Party from any liability to the other Party for (A) Actual Fraud in the making of the representations and warranties herein, (B) any willful breach of covenants or agreements set forth in this Agreement (other than Section 6.7 or Section 8.9) occurring prior to such termination or (C) any breach by the Buyer Parties of Section 6.7 or Section 8.9 prior to such termination (the “Surviving Liabilities”), and the provisions of this Agreement shall survive such termination to the extent required so that each Party may enforce all rights and remedies available to such Party hereunder or under applicable Laws in respect of such Surviving Liabilities so that any Party responsible for any such Surviving Liabilities shall remain liable for the consequences thereof.

(c)Each Party shall be deemed to have waived its rights to terminate this Agreement following consummation of the transactions contemplated hereby.

Article VIII
COVENANTS PRIOR TO CLOSING

8.1Affirmative Covenants

From the date hereof to the Closing (the “Interim Period”), except as (1) otherwise expressly required by this Agreement, (2) required by applicable Law, (3) set forth on Schedule 8.1 or (4) otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (x) the Company shall, and the Seller shall cause the Company to, and the Seller and the Company shall cause the Subsidiaries of the Company to, use commercially reasonable efforts to carry on the Business in the Ordinary Course of Business, and (y) without limiting the generality of the foregoing, the Company shall, and the Seller shall cause the Company to, and the Seller and the Company shall cause the Subsidiaries of the Company to:

(a)use commercially reasonable effects to conduct the Company Group’s cash management customs and practices (including the collection of receivables and payment of payables) and billing, marketing, sales and discount practices in the Ordinary Course of Business of the Company Group, and use commercially reasonable efforts to keep the Company Group’s business organization, properties, assets and business relationships intact;

(b)cooperate with Buyer in Buyer’s investigation of the Business as Buyer may reasonably request and provide Buyer with reasonable access at reasonable times and upon reasonable notice, to the offices, properties, senior management and books and records of the Company Group that Buyer may reasonably request, in each case, to the extent the Company Group is permitted to do so under applicable Law, and without prejudicing attorney-client or similar privilege or attorney work product protection; provided that (x) such access shall not unreasonably interfere with the operations of the Company Group (and shall otherwise be subject to the Company’s security measures and insurance requirements and shall not unreasonably interfere with the operations of the Company).  All requests for such access or information shall be directed to such Persons as the Company may designate in writing from time to time (collectively, the “Designated Contacts”).  Other than the Designated Contacts, none of Buyer nor any of its representatives shall contact any employee, customer, supplier, landlord or other material business relation of the Company Group without the prior written consent of the Company (except in the ordinary course of Buyer’s business consistent with past practice, but in any event, not in relation to the Company Group (except in the course of its relationship as a customer of the Company Group) or the transactions contemplated hereby);

(c)furnish promptly to Buyer, and in any event at least five (5) business days prior to the Closing Date (to the extent requested at least eight days prior to the Closing Date), all documentation and other information regarding the Seller and the Company Group required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(d)maintain the existence of and use commercially reasonable efforts to protect all material Proprietary Rights owned or used by the Company Group;

(e)use commercially reasonable efforts to cause the conditions to Buyer’s obligation to close to be satisfied;

(f)use commercially reasonable efforts to do all things necessary and proper to consummate the transactions contemplated by this Agreement, as soon as practicable, including obtaining third party consents; and

(g)promptly deliver to Buyer written notices (to the extent permitted to do so under applicable Law), upon becoming aware of (A) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused any representation or warranty in this Agreement made by the Company or the Seller to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (B) any material failure on the part of the Company or the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (C) (1) any injunction, writ or order of any nature issued and directing that the transactions provided for herein not be consummated as herein provided or (2) any Action pending or threatened before any Governmental Authority with respect to the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 8.1(g) shall not limit or otherwise affect the remedies available hereunder to Buyer, or the representations or warranties of, or the conditions to the obligations of, the Parties; provided, further, if Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of any such written notice, then Buyer shall be deemed to have irrevocably waived its right to terminate this Agreement with respect to such matter.

8.2Negative Covenants

During the Interim Period, except as (1) otherwise expressly required herein, (2) required by applicable Law, (3) set forth on Schedule 8.2 or (4) otherwise consented to in writing by Buyer (which shall not be unreasonable withheld, conditioned or delayed), the Company shall not, with respect to the Company Group:

(a)take any action or omit to take any action that would require disclosure under Section 4.5 hereof (without giving effect to any “date hereof” qualification set forth therein) as of the Closing Date;

(b)hire or otherwise enter into or amend any employment or consulting agreement or arrangement with any Person whose cash compensation would exceed, on an annualized basis, $100,000;

(c)except as required by the terms of any Employee Benefit Plan or Contract set forth on Schedule 8.2(c) or any applicable Law or this Agreement, (A) modify or increase the compensation or benefits payable to any of its executives or senior managers or (B) modify or increase the compensation or benefits payable to any of its other employees (other than in the Ordinary Course of Business of the Company Group), (C) enter into or amend any Contract providing for, making or granting any transaction, stay-on or retention bonus or severance or termination pay to any director, officer, employee, consultant or other individual service provider, other than to employees with an annual base salary of less than $100,000 per year in an aggregate amount not to exceed $100,000, and only to the extent the foregoing constitutes a Transaction Expense hereunder, (D) enter into or amend any Employee Benefit Plan, program, policy or Contract, except as required by Law, (E) accelerate the payment, funding, right to payment or vesting of any compensation or benefits, or (F) terminate the employment or service of any employee of the Company Group (other than terminations for cause or due to permanent disability);

(d)implement any employee layoffs that could reasonably be expected to implicate the WARN Act;

(e)take any action or omit to take any action, the taking or omission of which, would reasonably be expected to have a Material Adverse Effect;

(f)(A) enter into or amend any Contract restricting in any way the conduct of the business of any member of the Company Group, or, (B) enter into any Contract with any officer, director, equityholder or Affiliate of the Company Group, or (C) incur any Indebtedness, outside of the Ordinary Course of Business;

(g)settle or compromise any material Action or threatened material Action;

(h)enter into, materially amend or modify, or terminate any agreement that would be a Material Contract if such agreement were in effect as of the date of this Agreement;

(i)fail to continue planned marketing in the Ordinary Course of Business;

(j)(A) make any material adverse change in the types, nature, composition or quality of the products or services sold, leased or delivered by the Company Group, (B) make any material change in product specifications or prices or terms of distribution of the products, (C) make any material change in pricing, discount, allowance, warranty, refund or return policies or practices, (D) grant any material pricing, discount, allowance or return terms for any customer or vendor not in accordance with such policies and prior terms for such customer or vendor, including by materially modifying the manner in which the Company Group licenses or otherwise distributes its products or making any material change in the proportion of fully paid-up and subscription-based licenses granted to customers or (E) make any change in standard billing or collection procedures or practices, including any modification to the practice of billing customers annually for the applicable annual amount for any multi-year revenues, except, with respect to each of the foregoing clauses (A) through (E), in the Ordinary Course of Business;

(k)make or change any election with respect to material Taxes, adopt or change any material Tax accounting method, amend any material Tax Return, enter into any closing agreement related to any income or other material Taxes, settle any income or other material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or surrender any right to claim a Tax refund;

(l)(A) delay or postpone the payment of accounts payable or accrued expenses outside the Ordinary Course of Business, (B) accelerate the collection of, or discounting, accounts receivable outside the Ordinary Course of Business, (C) change cash management policies, (D) engage in any discounts or price reductions or alter the extension of credit terms to any customer, in each case outside of the Ordinary Course of Business, or (E) otherwise knowingly and intentionally engage in any activity that has the effect of accelerating to earlier periods sales or the collection of accounts or notes receivable that otherwise would be expected to occur in subsequent periods, other than in the Ordinary Course of Business;

(m)disclose any of the Company Group’s trade secrets to any third party, other than pursuant to confidentiality agreements;

(n)enter into any Contract that obligates the Company Group to develop any Proprietary Rights for any third party;

(o)license any Proprietary Rights, except for non-exclusive licenses granted to customers in the Ordinary Course of Business; or

(p)enter into any Contract to do anything prohibited by this Section 8.2.

8.3Exclusivity

The Company and the Seller agree that, during the Interim Period, on behalf of themselves and their Affiliates, neither they nor any of their respective officers, directors, employees, stockholders, partners, members, agents, financial advisors, consultants, attorneys, accountants, representatives or other advisors will, directly or indirectly (i) solicit, initiate, knowingly facilitate or encourage the submission of any Acquisition Proposal or accept any such Acquisition Proposal; (ii) participate in any discussions, negotiations or other communications (as a sender thereof) regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (except to provide notice of the existence of these provisions), or otherwise knowingly cooperate in any way, knowingly assist or knowingly participate in, knowingly facilitate or knowingly encourage any effort or attempt by any other Person to seek to do any of the foregoing; or (iii) enter into any agreement with respect to any Acquisition Proposal.  Immediately following the execution and delivery of this Agreement, the Company shall, and the Company shall cause its and its Subsidiaries’ respective officers, directors, employees, agents, financial advisors, consultants, attorneys, accountants, representatives or other advisors to, cease and cause to be terminated all existing discussions, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  If any Person, whether in his or her capacity as a representative of the Company or the Seller, takes any action that the Company is obligated pursuant to this Section 8.3 to cause such Person not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 8.3.  The Company and the Seller shall, as promptly as practicable, notify Buyer if any other proposals or offers, or any expressions of interest for the Company are made, including the terms and conditions of such inquiry or proposal (unless such disclosure is prohibited by a confidentiality agreement executed prior to the date hereof).  The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

8.4Monthly Financial Statements

During the Interim Period, the Company shall promptly (but in no event later than the 30th day following the end of each month ended after the Latest Balance Sheet Date) deliver to Buyer copies of the Company Group’s monthly financial statements (as prepared in the Ordinary Course of Business consistent with past practice for internal use) as they are finalized during the Interim Period (the “Monthly Financial Statements”).  The Monthly Financial Statements shall be prepared in a manner consistent with the Company’s Latest Balance Sheet, and shall be consistent in all material respects with the books and records of the Company Group, and shall fairly present, in all material respects, the Company’s consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal periods then ended, and the related notes to the financial statements; provided that such Monthly Financial Statements shall not include customary footnotes or other year-end audit adjustments (none of which, alone or in the aggregate, are material) and shall be prepared consistently and in accordance with the Accounting Policies and Principles, consistently applied.

8.5Antitrust Filings

(a)Buyer (and its Affiliates, if applicable), on the one hand, and the Company, on the other hand, will, (1) file, or cause to be filed, with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated by this Agreement as required by the HSR Act within ten (10) Business Days following the date of this Agreement (such filings shall specifically request early termination of the waiting period, and Buyer shall be responsible for one hundred percent (100%) of the filing fee payable under the HSR Act); and (2) promptly file comparable pre-transaction notification filings, forms and submissions with any Governmental Authority that are required by other applicable antitrust laws in connection with the transactions contemplated by this Agreement (with any comparable pre-transaction filings to be made as soon as reasonably practicable following the date of this Agreement and Buyer shall be responsible for one hundred percent (100%) of the filing fee payable with respect to such filing).  Each of Buyer and the Company will (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information or documents that may be required in order to make such filings, provided that insofar as any such information or documents are competitively sensitive, such information or documents may be provided directly to the relevant Governmental Authorities or, if required, on an outside counsel-to-counsel, in each case on a strictly confidential basis; (C) supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (D) use their reasonable best efforts to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other antitrust laws applicable to the transactions contemplated by this Agreement; and (2) obtain any required consents pursuant to any antitrust laws applicable to the transactions contemplated by this Agreement as soon as practicable.  Buyer (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other party of any material communication from any Governmental Authority regarding the transactions contemplated by this Agreement in connection with such filings.  If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other antitrust laws applicable to the transactions contemplated by this Agreement, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response to such request.  Notwithstanding anything to the contrary in this Section 8.6, materials provided to the other party or its outside legal counsel may be redacted as necessary (i) to address good faith legal privilege or confidentiality concerns, (ii) to comply with applicable Law and (iii) to remove any information relating to Company valuation.

(b)Without limiting the generality of the Parties’ undertaking pursuant to Section 8.5(a), each Party agrees to use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the Parties to expeditiously consummate the transactions contemplated by this Agreement no later than the Termination Date.

8.6Directors and Officers Indemnification and Insurance

(a)Buyer shall, and shall cause the Company (following the Closing) and each of its Subsidiaries to, fulfill and honor the obligations of the Company and each of its Subsidiaries to any individual who at any time prior to the Closing was a director or officer of the Company or any of its Subsidiaries (each, an “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) pursuant to any indemnification provisions under the articles of organization, bylaws, certificate of formation or operating agreement (or any similar organizational documents) (“Governing Documents”) of any member of the Company Group as in effect immediately prior to the date hereof; provided that to the extent that any amounts paid by the Company Group under this Section 8.6(a) in connection with any claim brought by Buyer are based on any facts or circumstances that form the basis for an indemnification claim by Buyer under Article IX for which the Seller is determined to be liable in accordance with Article IX, such amounts shall be deemed to be a Loss for which the Buyer may be entitled to indemnification subject to and in accordance with Article IX.  From and after the Closing Date, except as required by applicable Law, Buyer shall cause the Company (following the Closing) and each of its Subsidiaries to maintain provisions with respect to indemnification and exculpation from liability that are no less favorable than those set forth in the Governing Documents of the Company Group as of immediately prior to the date hereof, which provisions shall not be amended, repealed or otherwise modified during such period in any manner that would adversely affect such indemnification rights thereunder of any D&O Indemnitee.

(b)For six (6) years after the Closing Date, Buyer shall, or shall cause the Company (following the Closing) to, maintain in effect the Company Group’s current directors’ and officers’ liability insurance or a “tail” insurance policy from an insurance carrier with the same or better credit rating as the Company Group’s current insurance carrier on terms at least as favorable as the Company Group’s current directors’ and officers’ liability insurance for the six (6) year period following the Closing, in each case covering such acts or omissions occurring at or prior to the Closing Date with respect to the D&O Indemnitees (and including in connection with the transactions contemplated by this Agreement), on terms and scope with respect to such coverage, and in amount, at least as favorable to those of such policy in effect on the date of this Agreement.  Without limiting the foregoing, prior to the Closing Date, the Company shall purchase, at the Company’s expense, “tail” coverage for the six-year period following the Closing under the directors’ and officers’ liability insurance policies of the Company Group to be in place prior to the Closing Date with respect to matters existing or occurring at or prior to the Closing Date that provides coverage no less favorable in scope and amount to the coverage provided by such policies at such time (the “D&O Tail”).  The D&O Tail shall provide that the D&O Tail shall be the insurer of first resort with respect to the D&O Indemnitees (i.e., its obligations to the D&O Indemnitees are primary and any duplicative, overlapping or corresponding obligations of the Company Group are secondary) and that the D&O Indemnitees shall not be required to seek indemnification from the Company Group prior to making a claim against the D&O Tail.  The costs of the D&O Tail will be a Transaction Expense payable at Closing to the extent such costs are not paid prior to Closing.

(c)This Section 8.6(c) (A) shall survive the Closing, (B) is intended to benefit and may be enforced by the Company, Buyer and the D&O Indemnitees, and any heir of the D&O Indemnitees, and (C) shall be binding on all successors and assigns of Buyer and the Company (following the Closing).  The respective obligations of Buyer and the Company (following the Closing) under this Section 8.6(c) shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnitee to whom this Section 8.6(c) applies unless (x) such termination or modification is required by applicable Law (and then only to the extent so required) or (y) the affected D&O Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the D&O Indemnitees to whom this Section 8.6(c) applies shall be third-party beneficiaries of this Section 8.6(c)).

(d)In the event that Buyer, the Company (following the Closing) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer and the Company (following the Closing) or the transferee of such properties and assets shall expressly assume and be responsible for all of the obligations thereof set forth in this Section 8.6(d).

8.7R&W Policy

(a)The Buyer Parties shall pay all of the R&W Policy Expenses. The R&W Policy shall contain a waiver of subrogation rights against the Seller for the benefit of the Seller, other than in the case of Actual Fraud by such Seller in the making of the representations and warranties in this Agreement and shall not contain any other Liability on the part of the Seller.  The Buyer’s only recourse for breaches of the representations and warranties set forth in Article IV (other than with respect to breaches of Fundamental Representations or in the event of Actual Fraud in the making of the representations and warranties in this Agreement) shall be, and shall not exceed, the Indemnity Escrow Amount, subject to and in accordance with Article IX.

(b)Without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not modify or amend any material provision in the R&W Policy regarding waiver of subrogation against Seller or in any other manner that will have an adverse effect on the Seller.

(c)(i) Promptly following Buyer obtaining a conditional binder to the R&W Policy, Buyer shall provide the Seller with a complete copy of such conditional binder and (ii) promptly following binding of coverage by Buyer for the R&W Policy, Buyer shall provide the Seller with evidence of such binding.

8.8280G Cooperation

The Seller will, prior to the Closing Date, provide stockholder approval under the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated pursuant thereto (including seeking to obtain any necessary waiver from any affected individual) with respect to any payments that might otherwise be excess parachute payments so that, if stockholder approval is received, payments by the Company or its Subsidiaries to any disqualified individuals of the Company or its Subsidiaries arising in whole or in part as a result of the transactions contemplated by this Agreement based on arrangements in place at the Closing will not reasonably be expected to constitute parachute payments under Section 280G of the Code.  At least three (3) Business Days prior to taking such actions, the Seller shall deliver to Buyer for advance review and comment (which review and comment shall not be unreasonably conditioned, withheld or delayed) copies of any documents or agreements necessary to effect this Section 8.8, including any stockholder consent form, disclosure statement or waiver and the applicable calculations performed by the Company’s advisors.

8.9Debt Financing

(a)Buyer Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Debt Financing on the terms and subject to the conditions described in the Debt Commitment Letter, including (i) maintaining in effect the Debt Commitment Letter until the transactions contemplated by this Agreement are consummated, (ii) satisfying all conditions applicable to it in the Debt Commitment Letter, (iii) entering into definitive agreements with respect thereto on the terms and conditions consistent in all material respects with the terms and conditions contemplated by the Debt Commitment Letter  (or on terms no less favorable (taken as a whole) to the Buyer Parties with respect to conditionality and the aggregate amount of the Debt Financing), subject to any amendments or modifications thereto permitted by this Section 8.9, and (iv) enforcing their respective rights under the Debt Letter Commitment in the event of a breach or purported breach thereof.

(b)The Debt Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded (i) to add or replace one or more lenders, (ii) to increase the amount of indebtedness or otherwise replace one or more facilities with one or more new facilities or modify one or more facilities to replace or otherwise modify the Debt Commitment Letter, or (iii) in any manner not prohibited by this Section 8.9(b), provided, that such new Debt Commitment Letter shall not (x) amend the conditions to the Debt Financing so as to adversely impact the ability of Buyer Parties to timely consummate the transactions contemplated hereby on the Closing Date or the likelihood of consummation of the transactions contemplated hereby or to delay or prevent the Closing Date; (y) reduce the aggregate amount of available Debt Financing below an amount sufficient to consummate the transactions contemplated by this Agreement  (unless, in the case of this clause (y), such amount is replaced with one or more new debt facilities pursuant to new debt commitment letters on terms no less favorable in any material respect to the Buyer Parties than the terms set forth in the Debt Commitment Letter) or (z) materially prevent, delay or impair the availability of financing under the Debt Commitment Letter on the Closing Date.

(c)If any portion of the Debt Financing becomes unavailable on the express terms and conditions contemplated in the Debt Commitment Letter, Buyer Parties shall use their respective reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event.

(d)The Company and the Seller (and their respective representatives, including legal and accounting) shall, and the Seller shall cause the Company to, and the Seller and the Company shall cause the Subsidiaries of the Company to, at Buyer Parties’ sole expense, provide such cooperation as is reasonably necessary in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer, including: (A) providing Buyer from time to time information regarding the Company Group reasonably requested by the lenders providing the Debt Financing, including, providing reasonable access to such lenders and their advisors to the officers, properties, senior management, books and records and contracts of the Company Group at reasonable times and upon reasonable notice, (B) providing reasonable assistance with the preparation and negotiation of, and facilitating the execution and delivery by the appropriate officers of the Company Group of, loan agreements, pledge and security documents and other customary definitive documents and/or certificates (including a solvency certificate) in connection with the Debt Financing (such documents, collectively, the “Financing Documents”) and making senior management of the Company reasonably available for meetings so long as the foregoing does not unreasonably interfere with the conduct of the Company’s business; provided that such signatures, for the avoidance of doubt, shall not be effective prior to the consummation of the transactions contemplated hereby, (C) providing reasonable assistance with the completion of schedules and other information disclosures reasonably requested by Buyer (including in connection with the Financing Documents), (D) obtaining the Payoff Letters in a form reasonably satisfactory to Buyer and the Debt Financing Sources, (E) as of the Closing Date, taking all corporate actions reasonably requested by Buyer to authorize the consummation of the Debt Financing, (F) facilitating the pledge of the collateral for the Debt Financing Sources, in each case, to the extent the Company Group is not prohibited from doing so under applicable Law; provided that such pledge, for the avoidance of doubt, shall not be effective prior to the consummation of the transactions contemplated hereby; provided, further, that such access shall not unreasonably interfere with the operations of the Company Group, and (G) providing all such other reasonable assistance as necessary in order for Buyer to satisfy the conditions to the consummation of the Debt Financing or in order to satisfy Buyer’s obligations under the Debt Commitment Letter or the Financing Documents; provided, however, that all of the foregoing agreements, documents and/or certificates shall be deemed to have been executed and delivered in favor of Buyer (and the Company Group as owned by Buyer) without any Liability whatsoever of the Seller with respect thereto.

(e)Buyer shall keep the Seller reasonably informed of material developments relating to the Debt Financing and, if reasonably requested in writing by the Seller, on the status of Buyer’s efforts relating thereto. Without limiting the generality of the foregoing, Buyer shall promptly notify the Seller in writing of (i) the receipt of (A) any written notice or (B) other written communication, in each case from any Debt Financing Source with respect to any material breach, material default, termination or repudiation by any party to any of the Debt Commitment Letter or other material agreements related to the Debt Financing, (ii) any material dispute or disagreement between or among parties to any of the Debt Commitment Letter with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing and (iii) if at any time for any reason Buyer believes in good faith that it will not be able to timely obtain all or any portion of the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter; provided, that in no event will the Buyer Parties be under any obligation to disclose any information that is subject to attorney-client or similar privilege. If Buyer shall be required to notify the Seller pursuant to the immediately preceding sentence, as soon as reasonably practicable after the Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by the Seller relating to any circumstance referred to in the immediately preceding sentence.

(f)Notwithstanding anything to the contrary in this Agreement, none of the Seller, the Company Group, or their respective officers, directors, employees, accountants, legal counsel and other representatives shall be required to take any action that would subject such Person to bear any costs, fees or expenses that will not be reimbursed in accordance with the immediately following sentence or to pay any commitment or other similar fee or make any other payment, or incur any other Liability, or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 8.9 and any information utilized in connection therewith, in each case, with respect to the Company Group, that is not conditioned on, or is effective prior to the Closing.  Buyer shall (i) promptly upon request by the Company reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company Group in connection with such cooperation (including those of their accountants, consultants, legal counsel, agents and other representatives) and (ii) indemnify and hold harmless the Seller, the Company Group, and their respective Affiliates and representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith; in each case, other than to the extent such costs, expenses, Liabilities or other items occurred as a result of the gross negligence, bad faith or willful misconduct of the Company Group.

(g)Nothing in this Section 8.9 or otherwise in this Agreement shall limit or shall be construed as limiting or otherwise modifying the representations and warranties of the Buyer set forth in Section 6.7.

8.10Employee Matters

Buyer acknowledges and agrees that (a) obtaining or entering into any employment agreement or similar agreement with any employee of the Company is not a condition to the

Closing (any such agreement, a “Management Agreement”) and (b) the resignation of one of more management-level employees of the Company shall neither (i) constitute a breach of any provision of this agreement nor (ii) result in the failure of any condition set forth in Section 7.1 to be satisfied or deemed satisfied; provided that such resignation is not the direct result of any action, that if taken after the Closing, would constitute a breach of that certain Restrictive Covenant Agreement, dated as of the date hereof, by and among the Company, Buyer and Graycliff Mezzanine II LP, a Delaware limited partnership.  If any Management Agreement has not been obtained, Buyer will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth herein, to consummate the transactions contemplated herein.

Article IX
SURVIVAL AND RELATED MATTERS

9.1Survival

All representations, warranties, covenants and agreements set forth in this Agreement, the Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive from the Closing Date until the twelve (12) month anniversary of the Closing Date; provided, however, the representations and warranties set forth in Section 4.17(b) (Employee Benefit Plan), to the extent related to Tax, and Section 4.10 (Taxes) (collectively, the “Tax Representations”) shall survive until the earlier of thirty (30) days after the expiration of the applicable statute of limitations applicable to such Tax matter under applicable Tax law and the seventh (7th) anniversary of the Closing Date; provided, further, that the representations and warranties set forth in Section 4.23 (Environmental) shall survive until the fifth (5th) anniversary of the Closing Date; provided, further, that the representations and warranties set forth in Section 4.1 (Organization and Corporation Power; Capitalization), Section 4.2 (Authorization of Transactions), Section 4.15 (Brokerage), Section 5.1 (Shares), Section 5.2 (Authorization of Transactions), Section 5.4 (Brokerage), Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization of Transaction), Section 6.6 (Brokerage) and Section 6.7(b) (Solvency) (collectively, with the Tax Representations, the “Fundamental Representations”) shall survive until the sixth (6th) anniversary of the Closing Date.  The representations, warranties, covenants and agreements made herein are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.  Except as set forth in Section 9.3, no claim may be brought in respect of a breach of any representation, warranty or covenant contained in this Agreement after the expiration of the survival period applicable to such representation, warranty or covenant, as set forth in this Section 9.1.

9.2Indemnification

(a)The Seller’s Indemnification.  After the Closing, the Seller shall indemnify Buyer, its Affiliates and their respective officers, directors, employees, agents, partners, representatives, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party suffers, sustains or becomes subject to, arising from or as a result of:

(i)the breach by the Seller or the Company of any representation or warranty made by the Seller or the Company contained in this Agreement, the other Transaction Documents or any certificate of the Seller or the Company Group delivered by the Seller or the Company to the Buyer pursuant hereto or thereto;

(ii)the breach of any covenant or agreement to be performed by (A) the Seller or (B) the Company prior to the Closing contained in this Agreement or the other Transaction Documents;

(iii)any Transaction Expenses of the Company as of the Closing to the extent not repaid prior to, or in connection with, the Closing and not otherwise included in the calculation of Final Transaction Expenses, Final Indebtedness, or Final Working Capital;

(iv)any Indebtedness of the Company as of the Closing to the extent not repaid prior to, or in connection with, the Closing and not otherwise included in the calculation of Final Indebtedness, Final Transaction Expenses or Final Working Capital; and

(v)any defined benefit pension plan, including any multiemployer pension plan, subject to Title IV of ERISA, including as a consequence of any Acquired Company having been treated as a single employer with any ERISA Affiliate.

provided, that with respect to any claim for indemnification by the Buyer pursuant to Section 9.2(a)(i): (A) the Seller shall have no liability for such claim unless the aggregate amount of Losses with respect to all indemnification claims made pursuant to Section 9.2(a)(i) exceeds Nine Hundred Seventy Five Thousand Dollars ($975,000) (the “Deductible”) and then only to the extent the Losses relating to such claims exceed the Deductible; provided, that in calculating whether the Deductible has been exceeded, only claims (or series of claims arising from the same or substantially similar facts or circumstances) for Losses in excess of Twenty-Five Thousand Dollars ($25,000) (the “Mini-Basket”) shall be considered and (B) the Seller’s maximum liability for all such claims shall not exceed Nine Hundred Seventy Five Thousand Dollars ($975,000) (the “Cap”); provided, that such limitation shall not apply to, and each Buyer Party shall be entitled to make, claims for indemnification in respect of (i) Losses arising out of any breach of any Fundamental Representation, (ii) pre Closing Taxes (which are covered by Section 10.1(c); or (iii) Losses arising out of Actual Fraud in the making of the representations and warranties in this Agreement, in each case notwithstanding the exhaustion of the Indemnification Escrow Amount;

provided further, however, that the Seller’s maximum liability for all claims pursuant to Section 9.2(a) and Section 10.1(c) shall not exceed an amount equal to the portion of the Purchase Price actually received by the Seller.  For purposes of Section 9.2(a) and Section 9.2(b), the existence of a breach and the determination of the Loss related thereto shall be determined without giving effect to any qualification in the representations and warranties of the Seller or Buyer by “materiality,” “in all material respects,” “Material Adverse Effect” or words of similar effect, other than Section 4.6, Section 4.8(a), and Section 4.11, and, for the avoidance of doubt, any defined term.

(b)Buyer Indemnification.  Buyer Parties shall, jointly and severally, indemnify the Seller and its successors and permitted assigns (collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Parties in respect of any Loss which such Seller Party suffers, sustains or becomes subject to, arising from or as the result of:

(i)the breach by either Buyer Party of any representation or warranty made by such Buyer Party contained in this Agreement, any other Transaction Document or any certificate delivered by Buyer to the Seller pursuant hereto;

(ii)the breach of any covenant or agreement to be performed by either Buyer Party contained in this Agreement or the other Transaction Documents;

(iii)the arrangement of the Debt Financing (including any action taken in accordance with Section 8.9); or

(iv)the operations, conduct, errors or omissions of the Company after the Closing Date;

provided, that with respect to any claim for indemnification by Buyer pursuant to Section 9.2(b)(i) (other than with regard to Fundamental Representations or claims for Actual Fraud in the making of the representations and warranties of the Buyer Parties in this Agreement): (A) Buyer shall have no liability for such claim unless the aggregate amount of Losses with respect to all indemnification claims made pursuant to Section 9.2(b)(i) exceeds the Deductible and then only to the extent the Losses relating to such claims exceed the Deductible; provided, further, that in calculating whether the Deductible has been exceeded, only claims (or series of claims arising from the same or substantially similar facts or circumstances) for Losses in excess of the Mini-Basket shall be considered, and (B) Buyer’s maximum liability for all such claims shall not exceed the Cap; provided, that such limitation shall not apply to, and each Seller Party shall be entitled to make, claims for indemnification in respect of (i) Losses arising out of any inaccuracy or breach of any Fundamental Representation and (ii) Losses arising out of Actual Fraud in the making of the representations and warranties in this Agreement.

(c)Procedure.

(i)Direct Claims.  In order to seek indemnification against a party to this Agreement or one of its Affiliates under this Article IX or Section 10.1(c), the Party claiming indemnification (the “Indemnified Party”) shall deliver notice (a “Claims Notice”) to the Party from whom the indemnification is sought (the “Indemnifying Party”) (which notice, if sent by Buyer, shall be sent to the Seller and shall also be sent to the Escrow Agent). The failure to give a prompt Claims Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits any material right or defense by reason of such failure. Such Claims Notice shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of the Claims Notice to respond in writing to such Direct Claim (an “Objection Notice”). During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim and the Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation by giving such necessary information and reasonable assistance, at the Indemnifying Party’s expense (including access to the Buyer’s, Seller’s and Company’s premises and personnel and the right to examine and copy any accounts, documents or records).  If the Indemnifying Party delivers an Objection Notice prior to 11:59 p.m. (ET) on the thirtieth (30th) day after the Indemnifying Party’s receipt of the Claims Notice, then no payment shall be made under this Section 9.2(c)(i) until such claim shall have been resolved.  If the Indemnifying Party fails to deliver an Objection notice prior to 11:59 p.m. (ET) on the thirtieth (30th) day following the Indemnifying Party’s receipt of the Claim Notice, then the Indemnifying Party shall be conclusively and irrevocably deemed to have accepted such Direct Claim and within three (3) Business Days thereafter (i) if the Indemnifying Party is the Seller, then the Seller and Buyer shall deliver to the Escrow Agent an instruction directing the Escrow Agent to deliver to Buyer (or its designee) from the Indemnification Escrow Amount an amount equal to the Losses set forth in such Claim Notice, and (ii) if the Indemnifying Party is Buyer, then Buyer shall pay to the Seller (or its designee) by wire transfer of immediate funds the amount in such Claims Notice.  Notwithstanding the foregoing, if an Indemnifying Party fails to deliver an Objection Notice with respect to a Claims Notice involving (i) the breach of a Fundamental Representation, (ii) a claim for Actual Fraud in the making of the representations and warranties in this Agreement or in any other Transaction Document, or (iii) a claim arising from the breach of any covenant or agreement to be performed by a Party pursuant to this Agreement or the other Transaction Documents, then claims relating thereto shall be deemed to have been rejected, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the conditions of this Agreement.

(ii)Resolution of Direct Claim Conflicts.

(A)If the Indemnifying Party delivers an Objection Notice pursuant to Section 9.2(c)(i), the Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims that are rejected or deemed rejected.  If the Indemnified Party is a Buyer Party, and if the Seller and Buyer should so agree as to a resolution to such indemnity claim, Buyer and the Seller shall prepare, execute and deliver to the Escrow Agent a joint written instructions setting forth such agreement, including the amounts Buyer and the Seller agree should be released from the Indemnification Escrow Amount.  The Escrow Agent shall be entitled to rely on any joint written instructions and make distributions of the Indemnification Escrow Amount in accordance with the terms thereof.

(B)In the event Buyer and the Seller are unable to agree upon the resolution of an indemnity claim set forth in an Objection Notice within thirty (30) days following delivery of such Objection Notice, or in the event of any other dispute arising pursuant to this Section 9.2 or Section 10.1(c), either Buyer or the Seller may pursue any and all legal or equitable remedies available to them pursuant to this Agreement, and the Escrow Agent shall only distribute funds thereafter with respect to the claims relating to such Objection Notice pursuant to joint written instructions as described in Section 9.2(c)(ii)(A) or a final, non-appealable court order from a court of competent jurisdiction.

(iii)Third Party Claims.  In the event a Buyer Party or the Seller receives a third party claim (a “Third Party Claim”) for which indemnification may be sought hereunder against such Indemnified Party, such Indemnified Party shall promptly provide written notification (a “Third Party Claim Notice”) to the Indemnifying Party (which if the Indemnified Party is a Buyer Party, such Third Party Claim Notice shall be sent to the Seller and the Escrow Agent) of such claim after it receives such Third Party Claim specifying the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party, which notice must be identified as a “Third Party Claim Notice.”  If the Third Party Claim may result in a claim for Losses payable from the Indemnification Escrow Amount, the Seller shall have the right, at its sole cost and expense, to assume the entire control of the defense, compromise or settlement of such claim (including the selection of counsel reasonably satisfactory to Buyer), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnified Party); provided, that the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have sole control over, the defense, compromise or settlement of any Third Party Claim (and the cost of such defense and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects, (D) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, or (E) involves a claim which the Indemnified Party believes in good faith could not be satisfied by the Indemnifying Party if the claim were adversely decided; provided that: if the named parties to any Third Party Claim or proceeding include both an Indemnifying Party and the Indemnified Party, and if the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from, or additional to, those available to the Indemnifying Party, then the Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable cost and expense, to one separate counsel of its own choosing.  If the Indemnifying Party shall control the defense of any such claim, (X) each Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense thereof and (Y) the Indemnifying Party will not compromise or settle, or offer or consent to compromise or settle, any such action, suit, proceeding, claim or demand (other than, after consultation with the applicable Indemnified Party, an action, suit, proceeding, claim or demand to be settled solely by the payment of money damages) that (A) does not involve granting by the Person or Persons asserting such claim or demand of an unconditional release from all liability of the Indemnified Party and its Affiliates with respect to such claim (and any potential similar or analogous claims), (B) involves any non-monetary relief or remedy, including any restrictions on any Indemnified Party’s ability to operate or compete or (C) involves any admission of wrongdoing or violation of law or acknowledges the Indemnified Party’s liability for future acts, in each case without the prior written consent of the Indemnified Party, which consent may be withheld in the Indemnified Party’s sole discretion.  If the Indemnifying Party does not assume the defense of a Third Party Claim within thirty (30) days after receipt of the Third Party Claim Notice (or ceases in good faith to continue the defense), then the Indemnified Party shall have the right to control the defense, compromise or settlement of such Third Party Claim (including the selection of counsel), subject to the right of the Indemnifying Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnifying Party), and the Indemnified Party will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The party hereto that is not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such party’s records and personnel relating to any Third Party Claim and both parties shall otherwise reasonably cooperate in conducting the defense in the defense or settlement thereof.  This Section 9.2(c)(iii) shall not apply to any Third Party Claims involving Taxes, which shall be governed by Section 10.1(e) of this Agreement.

(d)Tax Savings; Insurance and Third Party Recoveries.  The amount of any Losses payable under Section 9.2 and Section 10.1(c) by the Indemnifying Party shall be net of any (i) amounts actually recovered by the Indemnified Party under applicable insurance policies (excluding the R&W Policy), or from any other Person alleged to be responsible therefor (net of any expenses incurred in pursuing the claim and the net present value of any premium increase related to the payment of the claim (and no right of subrogation shall accrue to such third party indemnitor or insured thereunder) and (ii) Tax savings attributable to such Losses realized by the Indemnified Party in the taxable year in which such Losses and the immediately succeeding taxable year, calculated on a “with or without” basis and taking into account any Tax detriment to such Indemnified Party from the receipt of the indemnification payment; provided, however, that any increase in Tax attributable to a reduction in Purchase Price by reason of Section 9.2(e) herein shall not be treated as a detriment for this purpose.  If the Indemnified Party receives any amounts under applicable insurance policies (excluding amounts received under the R&W Policy), or from any other Person alleged to be responsible for any Loss, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any reasonable expenses incurred by such Indemnified Party in collecting such amount.

(e)Payments.  Amounts paid to or on behalf of any Party as indemnification under Section 10.1(c) or this Article IX shall be treated as adjustments to the consideration paid for the Shares hereunder.

(f)Mitigation of Damages.  Each Party’s right to indemnification hereunder shall be subject to such Party’s obligations under applicable law to mitigate damages, including pursuing recovery of such damages under any indemnification agreement or other bona fide arrangements with third parties or any applicable insurance policy, and each Party shall use commercially reasonable efforts to mitigate damages for which indemnification is available hereunder to the extent applicable law requires mitigation of damages for which breach of contract damages are available; provided, however, that no Party shall be required to pursue indemnification from or bring any Action against a customer or supplier.

(g)Offset.  Any Loss which any Buyer Party is entitled to indemnification from the Seller pursuant to this Article IX or Section 10.1(c) may, at the option of such Buyer Party, be satisfied by setting off all or any portion of such Losses against payment of any amount due to the Seller from any Buyer Party.

(h)R&W Policy; Escrow Account.  Notwithstanding anything to the contrary contained herein, the aggregate maximum amount available to, and the sole and exclusive remedy of, the Buyer Parties for claims for indemnification pursuant to Section 9.2(a) shall be the proceeds of the Indemnity Escrow Amount in the Escrow Account from time to time; provided, however, that the limitation set forth in this Section 9.2(h) shall not apply to Losses arising out of or resulting from a breach of the Fundamental Representations or Actual Fraud in the making of the representations and warranties in this Agreement or in the other Transaction Documents.

(i)Environmental Limitations.  Buyer Parties shall not be entitled to recover under this Article IX for any Loss (and no such Loss shall be aggregated for purposes of this Article IX) to the extent caused or triggered by (i) any “Phase II” investigation, sampling or other invasive testing of environmental media, any remedial or investigatory action or any disclosure or reporting to any Governmental Authority or other Person, in each case by Buyer and that is not required by Environmental Laws or Licenses issued under Environmental Laws, mandated by a Governmental Authority, necessary in response to developments occurring after the Closing which indicate a potential material threat to human health or the environment, conducted in connection with defending against or otherwise responding to a Third Party Claim, or required to comply with any lease requirements pertaining to any Leased Real Property; (ii) any changes in Law or (iii) any change in operations at or use of a properties of the Buyer or the Company Group, in the case of each of clauses (i), (ii), and (iii), that occurs after the Closing.

(j)Calculation of Losses.

(i)Notwithstanding anything to the contrary herein, the Seller shall have no obligation to indemnify any Buyer Party pursuant to this Section 9.2 for any Loss resulting from or arising from (i) any amounts included in the calculation of the Final Indebtedness, Final Transaction Expenses, or Final Working Capital, including as any Tax liabilities, as finally determined pursuant to Section 2.3(c) of this Agreement; (ii) any Taxes with respect to which Seller has an indemnification obligation under Section 10.1(c) of this Agreement; (iii) Taxes resulting from an actual or deemed election under Section 338 or Section 336 of the Code (or any corresponding or similar election under state, local or foreign Tax law) with respect to the transactions pursuant to this Agreement; (iv) Taxes attributable to an action taken by Buyer or any of its Affiliates (including any member of the Company Group) outside the Ordinary Course of Business and not contemplated by this Agreement on the Closing Date following the Closing; (vi) Taxes with respect to any Tax Period beginning on the day after the Closing Date or with respect to the portion of any Straddle Period beginning on the day after the Closing Date (determined under the principles of Section 10.1(d)) attributable to a breach of a Tax Representation other than a breach of any of the Tax Representations set forth in clauses (ix), (xii), (xv), and (xvii) (solely as such clause (xvii) relates to “listed transactions” within the meaning of Section 6707A(c)(2) of the Code) of Section 4.10; or (vii) Taxes attributable to a breach by Buyer of any of its obligations under Section 10.1(g) of this Agreement.

(ii)Notwithstanding anything to the contrary contained herein, in no event shall any Party be liable for any punitive or exemplary damages, or any consequential damages to the extent (and only to the extent) that such damages are not otherwise recoverable under a breach of contract claim under Delaware Law (except to the extent any of the forgoing are awarded in a judgment issued by a court or other authority of competent jurisdiction in any Third Party Claim), in connection with (a) a breach of any Fundamental Representation or a breach of the representations and warranties in Section 4.6 of this Agreement, (b) Actual Fraud in the making of the representations and warranties in this Agreement or any other Transaction Document, or (c) a claim arising from the breach of any covenant or agreement to be performed by a Party pursuant to this Agreement or the other Transaction Documents.

9.3Exclusive Remedy

Except to the extent provided in Section 11.13 and in the case of Actual Fraud in the making of any representation and warranty (including with respect to any survival periods or other limitations on indemnification (whether in respect of dollar thresholds or otherwise) set forth in this Agreement or any other Transaction Document), each of the Parties acknowledges and agrees that the indemnification provisions set forth in this Article IX and Section 10.1(c) shall be the exclusive remedies of the Parties with respect to any and all claims by the Buyer Parties (whether in contract or tort) relating to this Agreement or any other Transaction Document, the events giving rise to or subject matter of this Agreement and/or the transactions contemplated hereby or thereby.

9.4Escrow Matters

From and after the Closing, any indemnification for a Loss for which a Buyer Party is entitled pursuant to Section 9.2(a)(i) and Section 10.1(c) as a result of a breach of representations and warranties (other than the Fundamental Representations or Losses in respect of Actual Fraud in the making of the representations and warranties in this Agreement) shall be first satisfied by recouping all of such Loss from the Indemnification Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement, until the Indemnification Escrow Amount is exhausted or released pursuant thereto.

Article X
ADDITIONAL AGREEMENTS

10.1Tax Matters

(a)Preparation and Filing of Tax Returns.  Buyer shall timely prepare and file, or shall cause to be timely prepared and filed, Tax Returns for the Company Group with respect to taxable periods ending on or before the Closing Date (the “Pre-Closing Tax Period”) and Straddle Periods, in each such case which are filed or originally due to be filed after the Closing Date (taking into account any extension of time to file granted to or obtained on behalf thereof); provided, however, that Buyer shall provide each such Tax Return (together with supporting schedules and information) to the Seller for its review, comment and approval, which approval shall not be unreasonably withheld conditioned or delayed, at least twenty (20) Business Days prior to the date on which such Tax Return is due to be filed and shall incorporate into the final Tax Returns filed any reasonable comments provided by the Seller not later than five (5) Business Days prior to the due date of such Tax Return.  Such Tax Returns shall be prepared in a manner consistent with past practices except as otherwise required to comply with applicable Law; provided that any deductions that are attributable to the write-off of capitalized financing fees, and the deductible portions of Transaction Expenses (which, for purposes of any such Transaction Expenses that are success-based under IRS Revenue Procedure 2011-29, shall equal but not exceed seventy percent (70%) thereof, such that the remaining thirty percent (30%) thereof shall be capitalized in accordance with the safe harbor election established by IRS Revenue Procedure 2011-29) and Indebtedness and any other expenses that arise on or before the Closing Date as a result of the transactions contemplated hereby, and any compensatory payments or deductible amounts related to any accrued bonus or similar amount, shall be deducted to the maximum extent allowable under applicable Law in the

Pre-Closing Tax Period.  The Seller shall pay to Buyer any amount shown to be due on any such Tax Return for which the Seller is obligated to indemnify the Buyer pursuant to Section 10.1(c)(i) taking into account the limitations set forth in Article IX and Section 10.1(c)(ii)).  With respect to any Tax shown to be due on any such Tax Return, Buyer shall pay to the Seller the excess, if any, of the amount of such Tax included in the Estimated Accrued Income Taxes over the amount of such Tax shown pursuant to Section 10.1(c)(i), taking into account the limitations set forth in Article IX and Section 10.1(c)(ii).

(b)Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)Tax Indemnification.

(i)The Seller shall indemnify the Buyer Parties and hold them harmless from and against, without duplication, (i) all Taxes (or the non-payment thereof) of the Company Group for all Pre-Closing Tax Periods and for all Straddle Periods, the portion through the end of the Closing Date as determined pursuant to Section 10.1(d), (ii) all Taxes imposed on the Company or any Subsidiary as a result of being a member of an Affiliated Group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, and (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company Group as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) the employer portion of any and all employment and payroll Taxes imposed on the Company Group with respect to compensatory payments required to be made in connection with the transactions contemplated hereby, excluding, with respect to any such item, the amount (if any) of such item that was taken into account in Indebtedness or Transaction Expense as finally determined pursuant to Section 2.3.  Notwithstanding any other provision of this Agreement to the contrary, the Seller’s obligations under this Section 10.1(c) shall survive until the earlier of thirty (30) days after the expiration of the applicable statute of limitations applicable to such Tax matter under applicable Tax law and the seventh (7th) anniversary of the Closing Date.

(ii)Notwithstanding anything to the contrary herein, the Seller shall have no obligation to indemnify any Buyer Party pursuant to Section 10.1(c)(i) for any Loss resulting from or arising from (i) any Tax included in the Final Indebtedness, Final Transaction Expenses, or Final Working Capital, including as any Tax liabilities, as finally determined pursuant to Section 2.3(c) of this Agreement; (ii) Taxes resulting from an actual or deemed election under Section 338 or Section 336 of the Code (or any corresponding or similar election under state, local or foreign Tax law) with respect to the transactions pursuant to this Agreement; (iii) Taxes attributable to an action taken by Buyer or any of its Affiliates (including any member of the Company Group) outside the Ordinary Course of Business and not contemplated by this Agreement on the Closing Date following the Closing; (iv) Taxes with respect to any Tax Period beginning on the day after the Closing Date or with respect to the portion of any Straddle Period beginning on the day after the Closing Date (determined under the principles of Section 10.1(c)(ii)) attributable to a breach of a Tax Representation other than a breach of any of the Tax Representations set forth in clauses (ix), (xii), (xv), and (xvii) (solely as such clause (xvii) relates to “listed transactions” within the meaning of Section 6707A(c)(2) of the Code) of Section 4.10; or (v) Taxes attributable to a breach by Buyer of any of its obligations under Section 10.1(g) of this Agreement.

(d)Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll (including withholding with respect to any such Tax) of the Company Group for the pre-Closing portion of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company Group for the pre-Closing portion of such Straddle Period shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(e)Tax Contests.  The Seller shall have the right to control, and the Buyer shall have the right to participate in (at its own expense), any audit, litigation or other proceeding with respect to Taxes and Tax Returns of the Company Group for which a Buyer Party would be entitled to indemnification under this Agreement (a “Pre-Closing Tax Contest”); provided, however, that the Seller shall not settle or compromise any such Pre-Closing Tax Contest without the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed).  The Seller shall keep the Buyer reasonably informed of the details and status of such matter (including promptly providing the Buyer with copies of all written correspondence regarding such matter).  The Buyer shall provide the Seller with prompt written notice of any written inquiries by a Governmental Authority relating to a Pre-Closing Tax Contest within ten (10) Business Days of the receipt of such notice.  Such notice shall contain factual information (to the extent known to the Buyer) describing the Pre-Closing Tax Contest in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of such Pre-Closing Tax Contest.  If Buyer fails to give the Seller such notice of a Pre-Closing Tax Contest, the Seller’s obligation to indemnify the Buyer for any Loss arising out of such Pre-Closing Tax Contest shall be reduced to the extent such failure materially prejudices Seller’s indemnification obligations under this Agreement.  If the Seller elects not to control such Pre-Closing Tax Contest, then the Buyer shall control such matter, provided in such case that (i) the Seller shall have the right to participate in any such matter (at its own expense), (ii) the Buyer shall keep the Seller reasonably informed of the details and status of such matter (including promptly providing the Seller with copies of all written correspondence regarding such matter), and (iii) the Buyer shall not settle any such proceedings without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).  In the event of any conflict between this Section 10.1(e) and Section 9.2(c)(iii) (Third Party Claims), the provisions of this Section 10.1(e) shall govern.

(f)Tax Refunds.  After the Closing Date, except to the extent (A) specifically included as a Tax asset in Final Closing Statement as finally determined pursuant to Section 2.3(c) of this Agreement, or (B) attributable to the carryback of any loss from a Tax Period beginning on the day after the Closing Date or with respect to the portion of any Straddle Period beginning on the day after the Closing Date (determined under the principles of Section 10.1(d)), the Seller shall be entitled to all Tax refunds (and overpayment of Taxes for a Pre-Closing Tax Period used to reduce any Tax liability for a Tax period beginning after the Closing Date (an “Overpayment Credit”)) received or utilized by Buyer or any of its Affiliates, the Company, or any of its Subsidiaries for any Pre-Closing Tax Period to the extent attributable to (x) Taxes paid by or on behalf the Company or its Subsidiaries on or prior to the Closing Date, (y) Taxes indemnified by the Seller hereunder (in each case, as finally determined hereunder), or (z) Taxes included in the Final Closing Statement, as finally determined pursuant to Section 2.3(c)).  Buyer will pay to the Seller any such Tax refund (or an Overpayment Credit) promptly (but in all cases within five business days) after actual receipt of such Tax refund or utilization of an Overpayment Credit; provided that, any such payments to the Seller shall be reduced by any Taxes and reasonable third party costs and expenses attributable to the receipt or delivery of such Tax refund.  Buyer shall, if the Seller so requests and at the Seller’s expense, file (or cause to be filed) any amended Tax Return or claim for any Tax refunds or equivalent amounts to which the Seller is entitled hereunder.

(g)Tax Covenants.  Without the prior written consent of the Seller, which consent will not be unreasonably withheld, conditioned or delayed, Buyer shall not (A) make, and shall not permit any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) to make, any Tax election of the Company or any of its Subsidiaries for a Pre-Closing Tax Period; or (B) permit any of its Affiliates (including the Company and its Subsidiaries after the Closing) to participate in any “voluntary disclosure initiative” (or similar program under federal, state, local or non-U.S. tax Law); or (C) to amend, refile or otherwise modify, any election or Tax Return, in each case, of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period.

10.2Certain Employee Matters

(a)During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company Group to provide each employee set forth on Schedule 10.2 who remains employed with the Company Group or the Buyer immediately after the Closing Date (“Company Group Continuing Employee”) with: (i) base salary or hourly wages (excluding any overtime wages) which are no less than the base salary or hourly wages provided to such Company Group Continuing Employee by the Company Group immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided to such Company Group Continuing Employee by the Company Group immediately prior to the Closing and; (iii) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Group Continuing Employee immediately prior to the Closing.

(b)With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively “Buyer Benefit Plan”) in which any Company Group Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company Group, to recognize all service of the Company Group Continuing Employees with the Company Group, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Group Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, or (ii) such service was not recognized for similar purposes under a corresponding Employee Benefit Plan.

(c)This Section 10.2 shall be binding upon and inure solely to the benefit of each of the Parties hereto, and nothing in this Section 10.2, express or implied, shall confer upon any person any rights or remedies of any nature.  This Section 10.2 (i) shall not be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or create any right in any Company Group employee or any other person to continued employment of any nature or duration, (ii) shall not alter or limit the Buyer’s, the Company Group’s or any of their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

10.3Press Releases and Announcements

Except as required by Law, the Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of Buyer and the Seller; provided that the Seller’s consent shall not be unreasonably withheld, conditioned or delayed.

10.4Further Transfers

The Seller and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Shares and any other transactions contemplated hereby.  The Buyer shall pay any costs associated with the foregoing.

10.5Expenses

Except as otherwise provided herein, each of the Parties shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction

Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.  Except as otherwise provided herein, the Seller shall pay all such costs incurred by the Company prior to the Closing.

10.6Buyer Guaranty

(a)The Buyer Guarantors, jointly and severally, hereby unconditionally, absolutely, and irrevocably guaranty to the Seller the full and punctual performance of and compliance with all covenants, agreements and other obligations of Buyer, now or hereafter existing, under this Agreement and each of the Ancillary Documents, including the due and prompt performance of all covenants, agreements, obligations and other Liabilities of the Buyer under or in respect of this Agreement and the other Transaction Documents (as now or hereafter in existence, the “Obligations”).  The guaranty set forth in this Section 10.6 is an absolute, present, primary, unconditional and continuing guaranty of performance, payment and compliance and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by any of the following: (a) any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of this Agreement approved  by the Seller; (b) except as  expressly stated herein, any exercise or non-exercise by Buyer of any right or privilege under this Agreement or any notice of such exercise on non-exercise; (c) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation, by operation of law or otherwise, to the extent approved by or applicable to the Seller, or any assignment of any Obligation by Buyer; (d) any change in the corporate existence, structure or ownership of the Seller; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Seller or its assets or any resulting release or discharge of any Obligation; (f) the existence of any defense, set-off or other rights (other than a defense of payment or performance) that Buyer Guarantor may have at any time against the Seller, whether in connection herewith or any unrelated transactions; or (g) any other act or failure to act or delay of any kind of Seller or, prior to the Closing, the Company. This Section 10.6 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored, returned or rejected by Buyer for any reason.  Buyer Guarantor hereby waives any and all defenses to enforcement of the guaranty set forth in this Section 10.6, now existing or hereafter arising, which may be available to guarantors, sureties and other secondary parties at law or in equity.

(b)Buyer Guarantors acknowledge and agree that their liability under this Section 10.6 is joint and several with Buyer and, upon any breach or default by Buyer, the Seller shall not be obligated to first attempt enforcement against Buyer. In furtherance of the foregoing, the Buyer Guarantors acknowledge that the Seller may bring and prosecute a separate action or actions against the Buyer Guarantors for the full amount of the Obligations, regardless of whether any action is brought against Buyer.  Buyer Guarantors agree that (i) the Seller would be damaged irreparably in the event that any of the provisions of this Section 10.6 are not performed in accordance with their specific terms and (ii) the Seller shall be entitled, in addition to any other remedy at law or in equity, to specific performance of the terms of this Section 10.6, without the necessity of proving the inadequacy of money damages as a remedy and without posting any bond in connection therewith.

(c)Each Buyer Guarantor represents and warrants to the Seller that, as of the date of this Agreement and as of the Closing Date: (i) Guarantor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, including the obligations set forth in Section 10.6; (ii) this Agreement has been duly and validly executed and delivered by such Buyer Guarantor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and legally binding obligation of such Buyer Guarantor, enforceable against such Buyer Guarantor in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and general principles of equity; and (iii) the execution and delivery of this Agreement, and such Buyer Guarantor’s performance under this Agreement, including such Buyer Guarantor’s performance under Section 10.6(a), do not (x) violate any Law, Decree or other restriction of any Governmental Authority to which such Buyer Guarantor is subject, or any provision of its Organizational Documents or (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of any obligation under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract, License, instrument, or other arrangement to which such Buyer Guarantor is a party or by which it is bound or to which any of its assets is subject, including, without limitation, the Buyer Parties’ existing credit facilities and (iv) the Buyer Guarantors have the financial capacity to pay and perform their obligations under this Agreement, and all funds necessary for the Buyer Guarantors to fulfill their Obligations under this Agreement until the earliest of (x) the Closing Date, (y) valid termination of this Agreement or (c) payment to the Buyer of the full amount of the Obligations.

Article XI
MISCELLANEOUS

11.1Amendment and Waiver

This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by the Seller, Buyer and the Company.  No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.  Notwithstanding anything to the contrary contained herein, this Section 11.1 and Section 11.3, Section 11.9, Section 11.13, Section 11.14, and Section 11.17 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provisions would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse to the Debt Financing Source without the prior written consent of a majority in interest of the Debt Financing Sources party to the Debt Commitment Letter.

11.2Notices

For purposes of the Closing, the delivery of documents by or to the attorneys or other agents or representatives of a Party shall be deemed to constitute delivery by or to that Party.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via email transmission (with hard copy to follow).  Notices, demands and communications to the Seller, the Company and Buyer shall, unless another address is specified in writing, be sent to the address or facsimile indicated below:

Notice to the Seller or, prior to the Closing, the Company:

Talon Innovations Holdings LLC
c/o Graycliff Partners LP
500 Fifth Avenue, 47th Floor
New York, NY 10110
Attention: Duke Punhong and Carl Barcoma
Email:dpunhong@graycliffpartners.com
cbarcoma@graycliffpartners.com

with a copy (which shall not constitute notice) to:

Robinson & Cole LLP
Chrysler East Building
666 Third Avenue, 20th Floor
New York, NY 10017
Attention: Stephen P. Hanson
Email: shanson@rc.com

Notice to Buyer or, following the Closing, the Company, to:

c/o Ichor Systems, Inc.
3185 Laurelview Court
Fremont, CA 94538
Attention: Maurice Carson
Email: mcarson@ichorsystems.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
3330 Hillview Avenue
Palo Alto, CA 94304
Attention: Adam D. Phillips, P.C.
Email: adam.phillips@kirkland.com

11.3Binding Agreement; Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the Seller and Buyer.  Without the prior written consent of any Party, Buyer and its permitted assigns may at any time, in their sole discretion, assign, in whole or in part, (a) their right to receive the Shares to one or more of their Affiliates; (b) their rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer or any of Buyer’s holdings companies or subsidiaries; and (c) their rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise); provided, however, that Buyer shall continue to remain liable for all obligations, Liabilities, warranties and covenants of Buyer in the event of any such assignment.

11.4Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.5Interpretation; Construction

(a)If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.  In addition, each of the Parties acknowledges and agrees that, except to the extent provided otherwise herein, any purchase price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights under any other provision of this Agreement or any other Transaction Document or pursuant to any other applicable requirements of law, except as expressly set forth herein and provided, that no Party shall be entitled to recover for a Loss to the extent such Party has previously been made-whole for such Loss.  References in this Agreement to dollar amount thresholds are not, and shall not be deemed to be, evidence of a Material Adverse Effect or “materiality”. Any reference herein to “provided” or “made available” to Buyer means, with respect to any document or information, that the same has been made available to Buyer for a continuous period of at least two (2) Business Days prior to the date of this Agreement by means of the virtual data room located at https://merrillcorp.com under project name “Thor Data Room”.

(b)Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived by the Parties.

11.6Captions

The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.7Entire Agreement

The Disclosure Schedules identified in this Agreement are incorporated herein by reference.  This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

11.8Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

11.9Governing Law

(a)This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Any action, suit or other proceeding, at law or in equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any state or federal court in Wilmington, Delaware.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN SUCH COURTS.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND EXCLUSIVELY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE

PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE DEBT FINANCING OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  NOTWITHSTANDING THE FOREGOING, CLAIMS AND ACTIONS THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THE DEBT FINANCING SOURCE (WHETHER IN LAW, CONTRACT TORT, EQUITY OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(b)Notwithstanding the foregoing clause (a), each Party hereto agrees that it will not bring nor support, and will not support any of its Affiliates in bringing or supporting, any action, cause of action, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise against any Debt Financing Source that may be based upon, arise out of, or relate to the Debt Financing or the Debt Financing Source in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in federal courts, in the United States District Court for the Southern District of New York (and the appellate courts thereof).  Each party hereto waives any objection to the laying of venue in any such action, suit or proceeding in federal and state courts of the State of New York located in the County of New York, and further waives not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

11.10Parties in Interest

Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except as provided in Section 11.13.

11.11Delivery by Facsimile or Electronic Mail

This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or digital imaging and electronic mail, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such Contract shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a Contract and each such party forever waives any such defense.

11.12Releases

The Seller (for itself and its heirs, assigns or executors) releases and forever discharges Buyer and all of its Subsidiaries (including the Company Group) and Affiliates, and their respective directors, officers, agents, equityholders, employees and other representatives (the “Buyer Released Parties”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, liabilities of whatever kind or nature in law or equity, by statute, court order, stipulation or otherwise whether now known or unknown, absolute or contingent, liquidated or unliquidated, suspected or unsuspected, and whether or not concealed or hidden (collectively, “Claims”), which have existed or may have existed, or which do exist, through the Closing Date of any kind, by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing, except those Claims arising under this Agreement, the other Transaction Documents and the transactions contemplated herein or therein.  The Seller understands that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Buyer Released Parties by reason of any matter, cause, act, omission or thing whatsoever existing or occurring prior to the Closing, except as expressly set forth in this Section 11.11(a).  To the extent permitted by law, the Seller expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  The Seller understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.  Such released claims include, without in any way limiting the generality of the foregoing language, any and all claims of employment discrimination under any local, state, or federal law or ordinance, including, without limitation, Title VII or the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; or the Age Discrimination in Employment Act of 1967, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1966, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company Group; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

11.13No Third-Party Beneficiaries

Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the Parties, their heirs, legal guardians and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties, their heirs, legal guardians, successors and permitted assigns, any legal or equitable rights hereunder, except that the Debt Financing Source shall be express third-party beneficiaries of this Section 11.13 and Section 11.1, Section 11.9(b), Section 11.14, and Section 11.17, and each of such Sections shall expressly inure to the benefit of the Debt Financing Source and the Debt Financing Source shall be entitled to rely on and enforce the provisions of such Sections.

11.14Specific Performance

The Parties agree that: (i) irreparable damage would occur if any provision of this Agreement were not performed by the parties in accordance with the terms hereof; (ii) there would be no adequate remedy at law or in damages to compensate for such performance failure; (iii) the Parties shall be entitled (without the requirement of proving harm or to post a bond or other security) to an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof (including the right of the Seller to cause Buyer Parties to cause the transaction to be consummated on the terms set forth herein and to cause the specific enforcement of Section 10.6), and (iv) no Party will oppose the granting of an injunction, specific performance or other equitable relief on the basis that any Party has an adequate remedy at law or that any award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law or in equity.  Without limitation of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Seller shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Buyer under this Agreement (including to cause Buyer to consummate the purchase of the Shares) in addition to any other remedy to which the Seller is entitled hereunder.  No Debt Financing Source shall be subject to any special consequential, punitive or indirect damages or any damages or a tortious nature.

11.15Legal Representation

Buyer and the Company hereby agree, on their own behalf, and each of their directors, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Robinson & Cole LLP (or a successor) shall not be prohibited from representing the Seller or any of its members or Affiliates, and each of their and their Affiliates’ directors, members, partners, officers, employee or Affiliates in connection with any dispute, legal action or obligation arising out of or relating to this Agreement or the other Transaction Documents (any such representation, the “Post-closing Representation”) as a result of its prior representation of the Seller, the Company or any of its Subsidiaries, and each of Buyer and the Company Group on behalf of itself and the Waiving Parties hereby agrees not to assert any conflict of interest therefrom.  Buyer and the Company acknowledge that the foregoing provision applies whether or not Robinson & Cole LLP provides legal services to the Seller, and of its members, or the Company or any of its Subsidiaries after the Closing Date.  From and after the Closing neither Buyer, the Company, nor any Person purporting to act on behalf of or through Buyer or the Company or any of the Waiving Parties, will seek to obtain any privileged communications among the Company Group or the Seller and Robinson & Cole LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal action arising out of or relating to, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.  Each of Buyer and the Company (after the Closing), on behalf of itself and the Waiving Parties, will not assert any attorney-client privilege with respect to any communication between Robinson & Cole LLP and the Company, its Subsidiaries or the Seller or any member of the Seller occurring prior to the Closing in connection with this Agreement, any other Transaction Document or any of the transactions contemplated herein or therein in any Post-Closing Representation.

11.16Incorporation of Appendices, Exhibits and Schedules

The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.17Debt Financing Source

Notwithstanding anything herein to the contrary, no Debt Financing Source shall have any Liability to the Seller, the Company and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members, or stockholders, and the Seller, the Company and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members, or stockholders (the “Seller Parties”) shall not have any claim (whether in tort, contract or otherwise) against the Debt Financing Source, and no Seller Party shall have any Liability to any Buyer Party or any Debt Financing Source, based on, in respect of, or by reason of, the transactions contemplated hereby or by the Debt Financing or in respect of any oral representations made or alleged to be made in connection herewith or therewith.  In no event shall the Seller, the Company and their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members, or stockholders, and the Seller and the Company agree not to and to cause their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members, or stockholders not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source in connection with this Agreement or (b) seek to enforce the commitments against, make any claims for breach of the Debt Financing against, or seek to recover monetary damages from, or otherwise sue, the Debt Financing Source in connection with this Agreement or the Debt Financing or the obligations of Debt Financing Source thereunder.  Nothing in this Section 11.17 shall in any way limit or qualify the rights and obligations of the Debt Financing Source and the other parties to the Debt Financing pursuant to the Debt Commitment Letter (or the definitive documents entered into pursuant thereto) to the Buyer or to each other thereunder or in connection therewith.

*  *  *  *

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

THE COMPANY:

TALON INNOVATIONS CORPORATION

By: /s/ Gregory J. Olson
Name:  Gregory J. Olson
Title:  Chief Executive Officer

SELLER:

TALON INNOVATIONS HOLDINGS LLC

By: /s/ Gregory J. Olson
Name:  Gregory J. Olson
Title:  Chief Executive Officer

BUYER:

ICHOR HOLDINGS, LLC

By: /s/ Maurice Carson
Name:  Maurice Carson
Title: President and Chief Financial Officer

BUYER GUARANTORS:

ICHOR HOLDINGS, LTD.

By: /s/ Maurice Carson
Name:  Maurice Carson
Title: President and Chief Financial Officer

ICHOR SYSTEMS, INC.

By: /s/ Maurice Carson
Name:  Maurice Carson
Title: President and Chief Financial Officer

PRECISION FLOW TECHNOLOGIES, INC.

By: /s/ Maurice Carson
Name:  Maurice Carson
Title: President and Chief Financial Officer

CAL-WELD, INC.

By: /s/ Maurice Carson
Name:  Maurice Carson
Title: President and Chief Financial Officer

AJAX-UNITED PATTERNS & MOLDS, INC.

By: /s/ Maurice Carson
Name:  Maurice Carson
Title: President and Chief Financial Officer

Schedule A

Ichor Holdings, Ltd.
Ichor Systems, Inc.
Precision Flow Technologies, Inc.
Cal-Weld, Inc.
Ajax-United Patterns & Molds, Inc.